Exhibit 2.1

Final Execution Version

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of November 4, 2013, by and among OMNI Home Health Holdings, Inc., a Delaware corporation (the “Company”), OMNI Home Health Acquisition, LLC, a Delaware limited liability company (“Seller”), National Health Industries, Inc., a Kentucky corporation (“Buyer”), and Almost Family, Inc., a Delaware corporation (“Buyer Parent” and, with the Company, Seller and Buyer, each a “Party” and collectively, the “Parties”).

RECITALS:

A.                                    The Company and its Subsidiaries (as defined below) are engaged in the business of owning and operating Medicare/Medicaid certified home health agencies operating in the States of Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Mississippi, Pennsylvania and Tennessee, including Medicare/Medicaid/Waiver, HMO and other significant non-certified or “private duty” operations as well as certain outpatient rehab clinics and certain home hospice agencies (collectively, the “Business”).

B.                                    Seller collectively owns 100% of the issued and outstanding shares of Capital Stock (as defined below) of the Company (collectively, the “Shares”).

C.                                    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, all on the terms and subject to the conditions set forth herein.

D.                                    Buyer Parent is the direct parent of Buyer and desires to guarantee Buyer’s obligations hereunder.

E.                                     In consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed among the Parties as follows.

ARTICLE I

DEFINITIONS

1.1                               Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1, which shall be equally applicable to both the singular and plural forms.

“Accounting Firm” has the meaning specified in Section 2.3(d).

“Affected Employees” has the meaning specified in Section 7.3(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.    For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by Contract or otherwise.

“Agreed Accounting Principles” means GAAP consistently applied; provided, that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed

Accounting Principles means the generally accepted accounting principles applied in the preparation of the Company’s most recent audited consolidated balance sheet.

“Agreed Adjustments” has the meaning specified in Section 2.3(d).

“Base Purchase Price” has the meaning specified in Section 2.2.

“Benefit Plans and Arrangements” has the meaning specified in Section 4.18(a).

“Bonus Payments” means (i) the aggregate amount of all bonus payments payable to the Affected Employees, or any other current or former employees or contractors of the Company and its Subsidiaries, and (ii) any severance or change in control or similar pay or benefits accrued as of Closing or vesting as a result of the transactions contemplated by this Agreement, all as set forth on Exhibit 1.1(b) attached hereto.

“Business” has the meaning specified in the first recital of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by Law to close.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer pursuant to Section 3.3 of this Agreement.

“Buyer Benefit Plans” has the meaning specified in Section 7.3(b).

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization of Buyer), Section 5.2 (Authority, Validity and Effect of Agreement), Section 5.3 (No Conflicts; Consents and Approvals) and Section 5.8 (No Brokers).

“Buyer Group Member” means Buyer and its Representatives, and their respective successors and permitted assigns.

“Buyer Parent” has the meaning specified in the first paragraph of this Agreement.

“Cap” has the meaning specified in Section 10.1(b)(iii).

“Capital Stock” means capital stock of or any other type of ownership interest in, including membership or partnership interests in, a Person.

“Claim Notice” has the meaning specified in Section 10.3.

“Closing” means the closing of the purchase and sale of the Shares by Buyer and Seller in exchange for the Purchase Price.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Balance Sheet” has the meaning specified in Section 2.3(d).

“Closing Date Working Capital” has the meaning specified in Section 2.3(d).

“COBRA” means Section 4980B of the Code or Title I, Part 6, of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning specified in Section 4.5.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Affiliated Group” means the affiliated group, within the meaning of section 1504(a) of the Code, of which the Company is the common parent and which includes the Subsidiaries.

“Company Indemnified Persons” has the meaning specified in Section 12.15.

“Company Intellectual Property” means all Intellectual Property that is owned or used by or on behalf of the Company or a Subsidiary and that is material to the Business as conducted on the date hereof.

“Confidential Information” has the meaning specified in Section 7.2.

“Confidentiality Agreement” has the meaning specified in Section 7.2.

“Contaminant” means any contaminant, pollutant, hazardous or toxic substance or waste, petroleum or petroleum derived substance, additive or wastes, or any other compound, element or substance in any form (including products) regulated by, or giving rise to liability under, any Environmental Law.

“Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, purchase order, sales order, arrangement or other agreement, obligation, understanding or commitment, whether or not in written form.

“Copyrights” means all U.S. or non-U.S. copyrights, whether registered or unregistered, and all applications, registrations and renewals in connection therewith.

“Deductible” has the meaning set forth in Section 10.1(b)(ii).

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement to Buyer and which forms a part of this Agreement.

“DOJ” has the meaning specified in Section 6.2(b).

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, option, servitude, conditional sale or other title retention agreement, defect in title or other restrictions of a similar nature.

“Environmental Laws” means all Laws concerning worker health and safety and pollution or protection of the environment or natural resources (including those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Contaminant).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any subsidiary or other entity that would be considered a single employer with the Company within the meaning of Section 414 of the Code.

“Escrow Agent” means Bank of America, N.A.

“Escrow Agreement” has the meaning specified in Section 2.5.

“Escrowed Funds” has the meaning specified in Section 2.5.

“Escrow Release Date” has the meaning specified in Section 2.5(a).

“Estimated Closing Date Balance Sheet” means the estimated consolidated balance sheet of the Company and the Subsidiaries, dated as of the Closing Date.

“Estimated Closing Date Working Capital” has the meaning specified in Section 2.3(b).

“Estimated Working Capital Excess” has the meaning specified in Section 2.3(b).

“Estimated Working Capital Shortfall” has the meaning specified in Section 2.3(b).

“FTC” has the meaning specified in Section 6.2(b).

“GAAP” means United States generally accepted accounting principles, consistently applied by the Company, in effect at the date of the financial statement to which it refers.

“Governmental Body” means any foreign, federal, national, state, provincial, local or other government, governmental authority or regulatory body, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body, or any entity exercising regulatory or administrative functions of or pertaining to a government or political subdivision thereof.

“Governmental Order” means any judgment, order, writ, injunction, stipulation, determination, award, ruling or decree entered by or with any Governmental Body.

“Governmental Permits” has the meaning specified in Section 4.11.

“Government Programs” has the meaning specified in Section 4.12(b)(v).

“Guaranteed Obligations” has the meaning specified in Section 12.14.

“Guaranty” has the meaning specified in Section 2.2.

“Healthcare Laws” has the meaning specified in Section 4.12(b)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to the Company and each Subsidiary, (a) all debt and similar monetary obligations, whether direct or indirect, current or non-current, (b) all liabilities identified and recorded by Company as capital leases and all liabilities secured by any Encumbrance (other than Permitted Encumbrances) existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed, (c) all accrued but unpaid interest (or interest equivalent) to the date of determination, related to any items of Indebtedness referred to in clauses (a) through (b) and (d) all fees, expenses, prepayment penalties due in connection with any redemption or prepayment of any of the foregoing.

“Indemnified Party” has the meaning specified in Section 10.3.

“Indemnitor” has the meaning specified in Section 10.3.

“Intellectual Property” means all Copyrights, Patent Rights, Trademarks, Trade Secrets, Software and all other intellectual property and proprietary rights.

“Interim Balance Sheet” has the meaning specified in Section 4.7.

“Interim Balance Sheet Date” means August 31, 2013.

“Interim Financial Statements” means the Interim Balance Sheet and the related statements of income and cash flows for the eight months ended on the Interim Balance Sheet Date.

“Knowledge of Seller” means, as to a particular matter, all facts that are actually known by John W. Dant, III, Scott Mahosky or Don Borchert.

“Knowledge of Buyer” means, as to a particular matter, all facts that are actually known by Steve Guenthner or Todd Lyles.

“Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

“LC Issuers” has the meaning specified in Section 7.7.

“Leased Real Property” has the meaning specified in Section 4.14.

“Letters of Credit” has the meaning specified in Section 7.7.

“Losses” means any and all out-of-pocket losses, claims, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, interest, deficiencies or other charges (including reasonable attorneys’ and consultants’ fees and expenses); provided that Losses shall not include punitive, exemplary or consequential or opportunity cost damages of any kind or the loss of anticipated or future business or profits.

“Material Adverse Effect” means any change, effect, event, circumstance or condition that, individually or in the aggregate with all other changes, effects, events, circumstances or conditions is, or would reasonably be expected to be, materially adverse to the business, condition (financial  or otherwise), results of operations, assets or liabilities of the Company and the Subsidiaries, taken as a whole, but shall exclude any change, effect, event, circumstance or condition resulting or arising from: (i) changes or conditions affecting economic or capital markets in the United States or internationally, or any change in interest rates or general economic conditions in the industries or markets in which the Company and the Subsidiaries operate, including without limitation changes or conditions pertaining to reimbursement rates of the Company and the Subsidiaries; (ii) general economic, political or business conditions or changes therein (including continuation or escalation of war, armed hostilities or national or international calamity); (iii) financial and capital markets conditions, including interest rates and currency exchange rates and any changes therein; (iv) seasonal fluctuations in the business of the Company and its Subsidiaries; (v) any act of God or natural disaster; (vi) any act of terrorism or change in geopolitical conditions; (vii) any failure of the Company or its Subsidiaries to meet any projections or forecasts; (viii) any change that is generally applicable to the home health, private duty or home hospice industries; (ix) any change in any Law, including any changes in Laws affecting the regulation of health care services; (x) the entry into or announcement of this Agreement, the identity of Buyer or its Affiliates and/or the consummation of the transactions contemplated hereby; (xi) any action taken by Buyer or any of its Affiliates; (xii) any omission to act or action taken, in each case, with the consent of Buyer (including those omissions to act or actions taken which are permitted by this Agreement); and (xiii) any change in GAAP; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material

Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and its Subsidiaries compared to other participants in the industries in which the Company and its Subsidiaries conducts its businesses.

“Material Contracts” has the meaning specified in Section 4.17(a).

“Parties” has the meaning specified in the first paragraph of this Agreement.

“Patent Rights” means all U.S. or non-U.S. inventions (whether or not patentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, reissues, extensions and re-examinations thereof.

“Permitted Encumbrances” means (i) statutory liens for Taxes which are not yet due and payable (or which are being contested in good faith) and with respect to which reserves or accruals for such Taxes are specifically set forth in the tax reserve in the Interim Balance Sheet, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, in each case, as to which (A) there is no default on the part of the Company or any Subsidiary, as the case may be, and (B) reserves or accruals are specifically set forth in the Interim Balance Sheet and (iii) Encumbrances identified in Section 1.1(a) of the Disclosure Schedule, in each case with respect to the Permitted Encumbrances described in clauses (i) through (iii), to the extent that such Encumbrances are not material in amount, do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance and do not materially interfere with the conduct of the businesses of the Company or any Subsidiary in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Personal Information” means an individual’s last name and first name, together with information which can be used to distinguish or trace such individual’s identity, such as driver’s license number, social security number, biometric records, etc.

“Preliminary Closing Date Balance Sheet” has the meaning specified in Section 2.3(c)(i).

“Preliminary Working Capital Determination” has the meaning specified in Section 2.3(c)(ii).

“Private Program” has the meaning specified in Section 4.12(b)(ii).

“Proceeding” means any claim, action, suit, arbitration, inquiry, proceeding or investigation, whether civil, criminal or administrative by or before any Governmental Body.

“Purchase Price” has the meaning specified in Section 3.2.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment.

“Related Party” means, as of any time: (a) an executive officer or director, manager, stockholder (including any executive officers or directors thereof) or Affiliate of the Company or any of the Subsidiaries, or of the Affiliates of the Company at such time; (b) any present or former spouse of any such executive officer, director or Affiliate of the Company or any of its Subsidiaries; (c) any trust or other similar entity for the benefit of any of the foregoing Persons or (d) a “related” party under the Medicare definition of such term.

“Representative” has the meaning specified in Section 7.2.

“Self Insurance Reserve” has the meaning specified in Section 4.18(j).

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller or Affiliates of Seller under this Agreement pursuant to Section 3.4 of this Agreement.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Power and Authority), Section 4.2 (Authorization, Validity and Effect of Agreement), Section 4.4 (Title to Shares), Section 4.6 (Subsidiaries) and Section 4.22 (No Brokers).

“Seller Group Member” means Seller and its respective Representatives and their respective successors and permitted assigns.

“Seller Representative” has the meaning specified in Section 12.12.

“Seller’s Escrow Expense” has the meaning specified in Section 2.5(b).

“Shares” has the meaning specified in the second recital of this Agreement.

“Software” means all computer software and related materials, including programs, tools, operating system programs, application software, system software, datasets, databases and compilations, including the source and object code versions thereof, in any and all forms of media, and all documentation, user manuals, training materials, and development materials related to the foregoing.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Subsidiaries” means any corporation, limited liability company, limited partnership or other legal entity, more than 50% of the outstanding equity and voting interests of which are held by the Company and which carries on business operations as of the date hereof.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital, bulk, production, license, payroll, employment, excise, severance, stamp, recording, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, single business, profits, margin, withholding, social security, unemployment, disability, real property, real estate excise, mortgage, inventory, personal property, intangible property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto, any items described in this paragraph that are attributable to another Person but that the Company or a Subsidiary is liable to pay by law, by contract, or otherwise (including, without limitation, any items described in this paragraph arising as a result of (i) being (or having been) a member of an affiliated, consolidated, combined or unitary group or being (or having been) included or required to be included in any Tax Return related thereto pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, or (ii) being a transferee or successor, by contract or pursuant to any law, rule, or regulation, of any other Person).

“Tax Accrual” has the meaning specified in Section 4.10(b).

“Tax Authority” means any Governmental Body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, report, election, notice, estimate, declaration, request or other statement or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Tax Authority, including any information statement, claim for refund, or declaration of estimated Tax and any amendment to any of the foregoing.

“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year, with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

“Third Party Claim” has the meaning specified in Section 10.5(a).

“Third Party Payor” includes any entity charged with paying claims or reimbursing the Business for health care services provided to Government Program or Private Program patients including but not limited to Government Program fiscal intermediaries and carriers or Durable Medical Equipment Regional Carriers and Private Program health insurance administrators or third party administrators.

“Trademarks” means all U.S. and non-U.S. trademarks whether registered or unregistered, service marks, trade names, domain names, corporate names and all combinations thereof, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith.

“Trade Secrets” means any and all trade secrets, including any non-public and confidential information, technology, ideas, information, concepts, know-how, proprietary processes, customer and mailing lists, data, business plans, reports, any other proprietary information that provides the owner with a competitive advantage, and all rights in and to the same.

“Transaction Costs” means all legal, investment banking, management and advisory fees and expenses of Seller or the Company related to this Agreement and the transactions contemplated by this Agreement that are not paid by the Company or the Seller prior to the Closing.

“Transfer Taxes” means any real property transfer, real property, excise, sales, use, documentary, transfer, value added, stock transfer, and stamp Taxes, any transfer, recording, registration, and other fees, and any similar Taxes imposed on the transactions (or deemed transactions) contemplated by, or related to, this Agreement and all transactions involving the ownership, acquisition, or perfection of security interests (for the avoidance of doubt, Transfer Taxes do not include any Taxes imposed, in whole or in part, on the basis of net income by any Tax Authority).

“Unresolved Claim” means any claim for indemnification under Article X that has not been finally resolved pursuant to the procedures set forth in Article X.

“WARN” has the meaning specified in Section 7.3(d).

“WC Reserve” has the meaning specified in Section 4.25.

“Working Capital” means current assets (excluding cash and cash equivalents and excluding such other current assets set forth on Section 2.3 of the Disclosure Schedule) of the Company and the Subsidiaries on a consolidated basis minus current liabilities (excluding accrued state and federal income taxes and excluding the amount of any Indebtedness classified as a current liability and excluding the current liabilities specifically set forth on Section 3.2 of the Disclosure Schedule) of the Company and the

Subsidiaries on a consolidated basis, in each case, calculated in accordance with the Agreed Accounting Principles.

“Working Capital Excess” has the meaning specified in Section 2.4(a).

“Working Capital Shortfall” has the meaning specified in Section 2.4(b).

“Working Capital Target” has the meaning specified in Section 2.3(a).

1.2                               Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive, (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, (d) the phrase “ordinary course of business” or phrases of similar import shall be deemed to be followed by the words “consistent with past practice,” and (e) the words “liability” and “obligation” shall be deemed to be followed by the words “of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise.”  Unless the context otherwise requires, references herein to:  (i) Articles, Sections, Exhibits and Disclosure Schedule mean the Articles and Sections of, and the Exhibits and Disclosure Schedule attached to, this Agreement; (ii) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.  The Disclosure Schedule and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE

2.1                               Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, legal and beneficial ownership of all of the Shares, free and clear of all Encumbrances (other than Encumbrances imposed by applicable Law).

2.2                               Base Purchase Price.  The aggregate base amount payable by Buyer (the “Base Purchase Price”) for the Shares shall be equal to $75,500,000.  Subject to Section 2.5 below, $74,000,000 of the Base Purchase Price shall be payable in cash or otherwise immediately available consideration, and $1,500,000 of the Base Purchase Price shall be conveyed by Company executing a promissory note payable to Seller in the form attached as Exhibit 2.2(a) (the “Note”) and Buyer executing a guaranty for the benefit of Seller in the form attached as Exhibit 2.2(b) (the “Guaranty”).

2.3                               Working Capital Adjustment.

(a)                                 It is hereby agreed and understood that the Base Purchase Price is based, in part, on the Company and the Subsidiaries having an aggregate Working Capital of $10,816,499 (the “Working Capital Target”) at the Closing.  Accordingly, the Base Purchase Price is to be adjusted pursuant to the procedures set forth in this Section 2.3 if, at the Closing, the aggregate Working Capital is greater or less than the Working Capital Target.  (Section 2.3 of the Disclosure Schedule sets forth the current assets, other than cash and cash equivalents, that are excluded from the calculation of Net Working Capital, and Section 3.2 of the Disclosure Schedule sets forth the current portion of Indebtedness classified as a current liability and such other current liabilities that are excluded from the calculation of Net Working Capital.)

(b)                                 At least  three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer (i) the Estimated Closing Date Balance Sheet, which shall (A) be prepared in accordance with the Agreed Accounting Principles and (B) fairly in all material respects present the Company’s good-faith estimate of the value of the consolidated assets and liabilities of the Company and the Subsidiaries as of the Closing Date and (ii) the Company’s good-faith estimate of the Working Capital as of the Closing Date based on the Estimated Closing Balance Sheet (the “Estimated Closing Date Working Capital”).  In the event the Estimated Closing Date Working Capital (1) exceeds the Working Capital Target (such excess, an “Estimated Working Capital Excess”) at the Closing, the Purchase Price shall be increased by the amount of such Estimated Working Capital Excess or (2) is less than the Working Capital Target (such deficit, an “Estimated Working Capital Shortfall”), at the Closing, the Purchase Price shall be decreased by the amount of such Estimated Working Capital Shortfall.

(c)                                  As promptly as practicable (but not later than sixty (60) calendar days) following the Closing Date, or such other time as is mutually agreed by the Seller Representative and Buyer, Buyer shall:

(i)                                     prepare a consolidated balance sheet of the Company and the Subsidiaries, as of the Closing Date, reflecting Buyer’s good-faith estimate of the Closing Date Balance Sheet (the “Preliminary Closing Date Balance Sheet”), which Preliminary Closing Date Balance Sheet shall (A) be prepared in accordance with the Agreed Accounting Principles and (B) fairly in all material respects present Buyer’s good-faith estimate of the value of the consolidated assets and liabilities of the Company and the Subsidiaries as of the Closing Date; and

(ii)                                  deliver to the Seller Representative the Preliminary Closing Date Balance Sheet, together with a statement containing, in reasonable detail, the calculation of the Working Capital as of the Closing Date based on the Preliminary Closing Date Balance Sheet and in accordance with the Preliminary Working Capital Statement (the “Preliminary Working Capital Determination”).

(d)                                 The Seller Representative may, within thirty (30) calendar days after the date of receipt of the Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination, deliver to Buyer a written statement setting forth its objections thereto.  In the event the Seller Representative does not so object within such thirty (30)-day period, the Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination shall be final and binding as the “Closing Date Balance Sheet” and “Closing Date Working Capital,” respectively, for purposes of this Agreement.  In the event the Seller Representative so objects within such thirty (30)-day period, Buyer and the Seller Representative shall use their reasonable efforts to resolve, in good-faith, by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination and, in the event the Seller Representative and Buyer so resolve any such differences, the Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination, in each case, as adjusted by the Agreed Adjustments, shall be final and binding as the Closing Date Balance Sheet and Closing Date Working Capital, respectively, for purposes of this Agreement.  In the event any objections raised by the Seller Representative are not resolved by Agreed Adjustments within thirty (30) calendar days (the “Resolution Period”) after the Seller Representative advises Buyer of the Seller Representative’s objections, then Buyer and the Seller Representative shall submit the objections that are then unresolved to PricewaterhouseCoopers, LLP  (the “Accounting Firm”), and such Accounting Firm shall be directed by Buyer and the Seller Representative to resolve the unresolved objections as promptly as reasonably practicable, but in no event later than thirty (30) calendar days after the Accounting Firm’s appointment, and to deliver written notice to each of Buyer and the Seller Representative setting forth its resolution of the disputed matters in accordance with the terms of this

Agreement; provided, however, that with respect to each disputed item and amounts (and related items and amounts), such determination, if not in accordance with the position of either Buyer or the Seller Representative, shall not be in excess of the higher, nor less than the lower, of the amounts last proposed in good-faith in writing by Buyer during the Resolution Period (or, in the absence of any such proposal, the Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination initially delivered by Buyer pursuant to Section 2.3(c)), on the one hand, and the amounts last proposed in good faith in writing by the Seller Representative during the Resolution Period (or, in the absence of any such proposal, the amounts set forth in the Seller Representative’s dispute notice).  The Accounting Firm shall be instructed to only consider those items and amounts (and related items and amounts) as to which Buyer and the Seller Representative disagreed within the Resolution Period and on the terms specified above.  The Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination, in each case, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Closing Date Balance Sheet” and “Closing Date Working Capital,” respectively, for purposes of this Agreement.  Notwithstanding anything in this Agreement to the contrary, no Party may assert that any award issued by the Accounting Firm is unenforceable because it has not been timely rendered.

(e)                                  Buyer shall provide the Seller Representative, its accountants or advisors and, if applicable, the Accounting Firm, with full access to the books, records and other information (including work papers) as any of the foregoing may reasonably request in order to (i) review the Preliminary Closing Date Balance Sheet and the Preliminary Working Capital Determination, (ii) identify any disputes related to the calculation thereof of and (iii) facilitate the resolution of any matters submitted to the Accounting Firm.  The Accounting Firm shall determine the allocation of the cost of its review based on the inverse of the percentage its determination (before such allocation) bears to the total items in dispute as originally submitted to the Accounting Firm (e.g., should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% by Seller); provided that, until such determination is made, the fees and disbursements of the Accounting Firm shall be borne equally by Buyer, on the one hand, and Seller, on the other, with the Parties reimbursing one another, if necessary, following such determination.

2.4                               Net Working Capital Adjustment Payment.

(a)                                 If the Closing Date Working Capital exceeds the Estimated Closing Date Working Capital (such excess, the “Working Capital Excess”), Buyer shall, within ten (10) days of such determination, pay  an amount equal to the Working Capital Excess to Seller  by wire transfer of immediately available funds; or

(b)                                 If the Closing Date Working Capital is less than the Estimated Closing Date Working Capital (such deficit, the “Working Capital Shortfall”), then Buyer shall recover from the Escrowed Funds a dollar amount equal to the Working Capital Shortfall, which shall be Buyer’s sole recourse for recovery of the Working Capital Shortfall and neither Seller nor its Affiliates shall have liability therefor.

2.5                               Escrow.  On the Closing Date, Buyer shall deposit into an escrow account with the Escrow Agent $5,000,000 of the Base Purchase Price (the “Escrowed Funds”).  The Escrowed Funds shall be held and disbursed pursuant to the terms and provisions of an escrow agreement in substantially the form of Exhibit 2.5 hereto (the “Escrow Agreement”), which shall provide as follows:

(a)                                 No later than three (3) Business Days following the date that is 18 months after the Closing Date (the “Escrow Release Date”), the Seller Representative and Buyer shall deliver to the Escrow Agent joint written instructions executed by each of Buyer and the Seller Representative instructing the Escrow Agent to disburse from the Escrow Account all of the then remaining Escrowed Funds to Seller in accordance with written instructions provided by the Seller Representative, less (i) any amounts payable to Buyer pursuant to Article X and (ii) a reasonable estimate of potential Losses relating to all Unresolved Claims.  From time to time promptly after final resolution of any Unresolved Claim, the Seller Representative and Buyer shall, pursuant to joint written instructions executed by each of Buyer and the Seller Representative and delivered to the Escrow Agent, instruct the Escrow Agent to disburse to Seller or Buyer in accordance with written instructions provided by the Seller Representative and Buyer, as appropriate, amounts held by the Escrow Agent in respect of such Unresolved Claim.  At such date after Escrow Release Date as no Unresolved Claims exist, Buyer and Seller shall, pursuant to joint written instructions executed by each of Buyer and the Seller Representative and delivered to the Escrow Agent, instruct the Escrow Agent to disburse all remaining Escrowed Funds to Seller in accordance with written instructions provided by the Seller Representative.

(b)                                 The expenses of the Escrow Agent shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller (“Seller’s Escrow Expense”).  The Seller’s share of the Escrow Agent’s initial fees shall be paid out of the Purchase Price amount payable at Closing and the Seller’s share of any additional Escrow Expense shall be deducted from any portion of the Escrowed Funds that is payable to the Seller Representative and retained by the Escrow Agent prior to the distribution of the balance, if any, to the Seller Representative.

ARTICLE III

CLOSING

3.1                               Closing Date.  The Closing shall be consummated at 10:00 a.m. (Central Time) on the second Business Day after the date on which the last of the conditions set forth in Articles VIII and IX (excluding conditions that by their terms cannot be satisfied until the Closing Date) have been satisfied or waived, at the offices of Waller Lansden Dortch & Davis, LLP, 511 Union Street, Suite 2700, Nashville, Tennessee, on or at such other date, time and place as shall be agreed upon by Buyer and Seller, and shall be effective as of 12:00 a.m. on the day following the Closing Date.  Notwithstanding the foregoing, Buyer and Seller may elect to effect the Closing by electronic exchange of all documents required for the Closing.  The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

3.2                               Payments at Closing.  At Closing, Buyer shall pay to the applicable third-parties from the Base Purchase Price (i) all Transaction Costs as set forth in a schedule to be provided by Seller to Buyer no later than two (2) Business Days prior to the Closing Date, (ii) the Indebtedness of the Company or any Subsidiary, pursuant to the pay-off letters or similar documentation described in Section 3.4(i), (iii) the Escrowed Funds, (iv) the Bonus Payments, and (v) the amounts payable pursuant to Section 12.15(c).  At Closing, the Base Purchase Price as adjusted pursuant to Section 2.3(b), less the amount of the payments described in clauses (i), (ii), (iii), (iv) and (v) of the preceding sentence (the “Purchase Price”) shall be paid by Buyer to Seller by wire transfer of immediately available funds. Seller shall identify in writing the bank accounts to which the Purchase Price shall be paid no later than three (3) Business Days prior to the Closing Date.  The Company shall withhold and pay all Taxes, including the employee and employer portion, required by applicable Tax Law to be withheld and paid in connection with any Bonus Payments, and the employer portion of such Taxes shall be treated as a current liability of the Company for purposes of determining the Company’s Working Capital under Article II.  Buyer shall be entitled to deduct and withhold from the Base Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Laws.  All such withheld amounts shall be treated as delivered to Seller hereunder.

3.3                               Buyer’s Additional Closing Date Deliveries.  Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article VIII, at the Closing, in addition to the items described in Section 3.2, Buyer shall deliver to Seller and the Company all of the following:

(a)                                 Certificate of the secretary or an assistant secretary of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller Representative, as to: (i) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, each Buyer Ancillary Agreement and the transactions contemplated hereby and thereby; and (ii) the incumbency and signatures of the officers of Buyer executing this Agreement and the Buyer Ancillary Agreements;

(b)                                 The certificates contemplated by Section 9.1 and Section 9.2, duly executed by a duly authorized officer of Buyer;

(c)                                  The Escrow Agreement, duly executed by Buyer;

(d)                                 The Guaranty, duly executed by Buyer; and

(e)                                  The Note, duly executed by the Company.

3.4                               Seller’s Closing Date Deliveries.  Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Seller and the Company shall deliver to Buyer all of the following:

(a)                                 Copy of the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Delaware;

(b)                                 Certificate of good standing of the Company issued as of a recent date by the Secretary of State of the State of Delaware;

(c)                                  Copy of the charter, articles of incorporation, certificate of formation or similar governing document of each Subsidiary, certified as of a recent date by an appropriate official of the state of organization of such Subsidiary;

(d)                                 Certificate of good standing or existence, as applicable, of each Subsidiary issued as of a recent date by an appropriate official of the state of organization of such Subsidiary;

(e)                                  Certificate of the secretary or an assistant secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the Certificate of Incorporation of the Company since the date of the certificate specified in clause (a) above; (ii) the Bylaws of the Company; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) the incumbency and signature of the officer of the Company executing this Agreement and the Seller Ancillary Agreements;

(f)                                   All consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement, including without limitation, those listed on Section 8.6 of the Disclosure Schedule;

(g)                                  The certificates contemplated by Section 8.1 and Section 8.2, duly executed by Seller and the certificate contemplated by Section 8.2, duly executed by a duly authorized officer of the Company;

(h)                                 The written resignations of each officer and director of the Company and each Subsidiary;

(i)                                     Customary pay-off letters or evidence of termination with respect to the Indebtedness set forth in Sections 3.4(i) or 8.6 of the Disclosure Schedule;

(j)                                    The Escrow Agreement, duly executed by Seller;

(k)                                 A stock power, duly executed by Seller, transferring all outstanding Capital Stock of the Company to Buyer;

(l)                                     An opinion letter from Seller’s counsel, in the form attached hereto as Exhibit 3.4(l); and

(m)                             General releases of all claims against Company and its Subsidiaries by those individuals entitled to severance payments listed on Exhibit 1.1(b).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows, except as set forth on the Disclosure Schedule:

4.1                               Organization; Power and Authority.

(a)                                 The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company is duly licensed or qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The Company has all necessary corporate power and authority to own or lease and operate its assets and to carry on the Business as currently conducted, except where the lack of such power or authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Seller has previously made available to Buyer true, correct and complete copies of the Company’s Certificate of Incorporation and Bylaws, together with any amendments thereto.

(b)                                 Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to own or lease and operate its assets and to carry on the business conducted by it in the manner that it has been and is currently conducted, except where the failure to be so qualified or in good standing or the lack of such power or authority, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect the ability of Seller to enter into, perform its obligations under and consummate the transactions contemplated by this Agreement or by any of the Seller Ancillary Agreements.

4.2                               Authorization, Validity and Effect of Agreement.

(a)                                 The Company has all necessary corporate power, capacity and authority to execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of its obligations under this Agreement and each of the Seller Ancillary Agreements to which it is a party has been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes, and each of the Seller Ancillary Agreements to which the Company is a party when executed and delivered will constitute, (assuming the valid authorization, execution and delivery of this Agreement by Buyer) the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)                                 Seller has all necessary power, capacity and authority to execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of its obligations under this Agreement and each of the Seller Ancillary Agreements to which it is a party has been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly executed and delivered by Seller and constitutes, and each of the Seller Ancillary Agreements to which Seller is a party when executed and delivered will constitute, (assuming the valid authorization, execution and delivery of this Agreement by Buyer) the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

4.3                               No Conflicts; Consents and Approvals.  Except as set forth in Section 4.3 of the Disclosure Schedule, the execution and delivery of, and the performance of their respective obligations under, this Agreement by Seller and the Company do not, and the consummation by Seller and the Company of the transactions contemplated hereby or by any of the Seller Ancillary Agreements will not:

(a)                                 assuming the receipt of all necessary authorizations, consents, approvals, orders and waivers and the filing of all necessary documents as described in Section 4.3(b), with or without the giving of notice, lapse of time or both, conflict with, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares or the assets or properties of the Company or any Subsidiary, under (i) the Certificate of Incorporation or Bylaws (or similar organizational documents) of the Company, any Subsidiary or Seller, (ii) any Material Contract, (iii) any Governmental Order to which the Company, any Subsidiary or Seller is a party or by which the Company, any Subsidiary, Seller or any of their respective assets, properties or businesses may be subject or bound or (iv) any Laws or Governmental Permits applicable to the Company, any Subsidiary, Seller or any of their respective assets, properties or businesses, other than, in the case of clauses (ii) and (iv), any such conflicts, violations, breaches, defaults, rights, loss of rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect the ability of the Company and Seller to enter into, perform its and their obligations under and consummate the transactions contemplated by this Agreement or by any of the Seller Ancillary Agreements or have a Material Adverse Effect on the Company; or

(b)                                 require the authorization, consent, approval, order, waiver or act of, or the making by the Company, any Subsidiary or Seller of any declaration, filing or registration with or notice to, any Person, except (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) Governmental Permits and (iii) such authorizations, consents, approvals, orders, waivers, acts of, declarations, filings, registrations or notices the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to (A) adversely affect in any material respect the ability of the Company and Seller to enter into, perform their obligations under and consummate the transactions contemplated by this Agreement or by any of the Seller Ancillary Agreements or (B) have an adverse effect on the Company or any Subsidiary in any material respect.

4.4                               Title to Shares.  Except as set forth on Section 4.4 of the Disclosure Schedules, Seller is the sole record and beneficial owner of the Shares free and clear of all Encumbrances (other than Encumbrances imposed by applicable Laws).  At the Closing, the transfer of the Shares in the manner and on the terms and conditions provided in this Agreement will transfer to Buyer good and valid title to all the Shares, free and clear of all Encumbrances (other than Encumbrances imposed by applicable Laws), Buyer will be entitled to all of the rights of a holder of the Shares and the Company will continue to, directly or indirectly, own, of record and beneficially, all of the outstanding Capital Stock of the Subsidiaries, free and clear of all Encumbrances (other than Encumbrances imposed by applicable Laws).

4.5                               Capitalization.  The authorized capital stock of the Company consists of 100 shares of Common Stock, no par value per share, of the Company (the “Common Stock”), of which 10 shares are issued and outstanding as of the date hereof.  All of the issued and outstanding Shares, are owned, beneficially and of record, by Seller, free and clear of all Encumbrances (other than Encumbrances imposed by applicable Laws), except as set forth in Section 4.4 of the Disclosure Schedule.  Other than the Shares, no other shares of Capital Stock of the Company are issued and outstanding.  All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to, nor were issued in violation of, any preemptive rights.  Except for this Agreement, there are no options, warrants, calls, subscriptions, convertible securities or other rights (i) to acquire any of the Shares or other Capital Stock or other securities of the Company or any securities convertible into or exchangeable or exercisable for any Capital Stock or other securities of the Company or (ii) which obligate the Company to issue, exchange, transfer or sell Capital Stock or other securities of the Company or any securities convertible into or exchangeable or exercisable for any Capital Stock or other securities of the Company.  There are no voting trusts, stockholder agreements, proxies, preemptive rights, rights of first refusal, rights of first offer or other rights, restrictions or Contracts with respect to the voting, registration or transfer of ownership of the Shares, and no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Shares or other Capital Stock or other securities of the Company.

4.6                               Subsidiaries.  (a)       The name and jurisdiction of organization of each Subsidiary, the designation, par value and number of authorized, issued and outstanding Capital Stock of each Subsidiary, the record and beneficial owners of such Capital Stock and the amount and percentage of Capital Stock held by each such holder as of the date hereof is listed in Section 4.6 of the Disclosure Schedule.  Other than as set forth in Section 4.6 of the Disclosure Schedule and except for the direct or indirect ownership by the Company of the Capital Stock of the Subsidiaries, neither the Company nor any of the Subsidiaries, directly or indirectly, owns, of record or beneficially, any Capital Stock or other securities of any Person and neither the Company nor any of the Subsidiaries is obligated to acquire any Capital Stock or other securities of any Person.  Other than the Capital Stock listed in Section 4.6 of the Disclosure Schedule, no other Capital Stock of any Subsidiary is issued and outstanding.  Except as set forth in Section 4.6 of the Disclosure Schedule all issued and outstanding shares of Capital Stock of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to, nor were issued in violation of, any preemptive rights.  As of the date hereof and except as set forth in Section 4.6 of the Disclosure Schedule, the Company owns, directly or indirectly, all of the outstanding Capital Stock of the Subsidiaries, free and clear of all Encumbrances (other than Encumbrances imposed by applicable Laws).  Except as set forth in Section 4.6 of the Disclosure Schedule, there are no options, warrants, calls, subscriptions, convertible securities or other rights (i) to acquire any Capital Stock or other securities of any Subsidiary or any securities convertible into or exchangeable or exercisable for any Capital Stock or other securities of any Subsidiary or (ii) which obligate any Subsidiary to issue, exchange, transfer or sell Capital Stock or other securities of any Subsidiary or any securities convertible into or exchangeable or exercisable for any Capital Stock or other securities of any Subsidiary.  Except as set forth in Section 4.6 of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies, preemptive rights, rights of first refusal, rights of first offer or other rights, restrictions or Contracts with respect to the voting, registration or transfer of ownership of any Capital Stock of any Subsidiary, and no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any of the Capital Stock or other securities of any Subsidiary.

(b)                                 Each of the Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and, if applicable, in good standing under the laws of its state of organization.  Each Subsidiary is duly licensed or qualified to conduct business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Each Subsidiary has all necessary power and authority to own or lease and operate its assets and to carry on the business conducted by it in the manner that it has been and is currently conducted, except where the lack of such power or authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Seller has previously made available to Buyer true, correct and complete copies of each Subsidiary’s Articles of Incorporation and Bylaws (or similar organizational documents), together with any amendments thereto.

4.7                               Financial Statements.  Seller has delivered to Buyer true, correct and complete copies of: (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012, and the audited consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended, together with the related opinion of Crowe Horwath, LLP, the Company’s independent accountants; and (b) the unaudited consolidated balance sheet of the Company as of the Interim Balance Sheet Date (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for  the eight months then ended.  Except as set forth in any notes thereto and except as set forth in Section 4.7 of the Disclosure Schedule, such balance sheets and statements of income and cash flows (i) were prepared from the books and records of the Company and the Subsidiaries consistent with past practice, (ii) were prepared in accordance with GAAP applied on a consistent basis, except as indicated in such statements or in the notes thereto, during the periods involved and (iii) present fairly, in all material respects, the financial condition and results of operations of the Company and the Subsidiaries as of their respective dates and for the respective periods covered thereby, subject to, in the case of such unaudited financial statements, normal year-end adjustments and the absence of notes.

4.8                               No Undisclosed Liabilities.  Neither the Company nor any Subsidiary has any material liability or obligation of a type normally reflected or reserved for on a balance sheet prepared in accordance with GAAP, except (a) as reflected in or reserved against in the Interim Balance Sheet, (b) as disclosed in Section 4.8 of the Disclosure Schedule, (c) as incurred in the ordinary course of business consistent (in scope and amount) with past practice, since the Interim Balance Sheet Date that would not, individually, reasonably be expected to exceed $100,000, and (d) Transaction Costs.

4.9                               Absence of Certain Recent Changes.  Except as set forth in Section 4.9 of the Disclosure Schedule, since the Interim Balance Sheet Date, (a) there has not occurred any event or condition that, individually or in the aggregate, constitutes a Material Adverse Effect, (b) the Company and the Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business, and (c) neither the Company nor any Subsidiary has taken any action (or failed to take any action) that, if occurring after the date hereof, would constitute a violation of Section 6.3.

4.10                        Taxes.  Except as set forth in Section 4.10 of the Disclosure Schedule:

(a)                                 All material Tax Returns required to have been filed by or on behalf of the Company and the Subsidiaries (including the assets, operations and business of the Company and the Subsidiaries) have been timely filed or are subject to a valid extension.  All such Tax Returns are true, correct and complete in all material respects.

(b)                                 All material Taxes of or with respect to the Company and the Subsidiaries (including the assets, operations and business of the Company and the Subsidiaries) have been timely paid in the manner required by applicable Tax Law whether or not shown (or required to be shown) on a Tax Return, and there has been made a separate adequate accrual in accordance with GAAP on the balance sheet included in the Interim Balance Sheet (the “Tax Accrual”) for the payment in full of all material Taxes of or with respect to the Company and the Subsidiaries (including the assets, operations and business of the Company and the Subsidiaries) that are not yet due and payable.  To the Knowledge of Seller, no adjustment relating to any Tax Return of or including the Company and the Subsidiaries or their respective assets or operations has been proposed or threatened formally or informally by any Tax Authority.

(c)                                  The Company and the Subsidiaries have been in compliance in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, as well as similar provisions under any other state, local or foreign Tax Laws, and all material amounts of Taxes required to have been withheld from employee wages and paid over to the proper Governmental Bodies have, within the time and in the manner prescribed by Tax Law, been withheld by or with respect to the Company and the Subsidiaries.

(d)                                 Neither the Company nor any of the Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code (or any analogous provision of state, local or foreign Laws relating to taxation).  No audit, suit, proceeding, claim, examination, deficiency or assessment by any Tax Authority is currently being conducted which could possibly result in any additional Tax liability of any the Company and its Subsidiaries.  No audit, suit, proceeding, claim, examination, deficiency or assessment could reasonably be expected to create a Tax liability for the Company or its Subsidiaries, and no such audit, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Seller’s Knowledge, threatened.  No waivers of statutes of limitation have been given or requested by the Company or any Subsidiary in connection with any material Tax Return covering the Company or any Subsidiary or with respect to any material Taxes for which the Company or its Subsidiaries could reasonably be expected to be liable.

(e)                                  No extension of time with respect to any date by which a Tax Return was or is to be filed by the Company or any of the Subsidiaries is in force, and no waiver or agreement by the Company or any of the Subsidiaries is in force for the extension of time for the assessment or payment of any Taxes.

(f)                                   Neither the Company nor any of the Subsidiaries has been a member of (i) an affiliated group (within the meaning of Section 1504 of the Code) other than the Company Affiliated Group or (ii) any other affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes.

(g)                                  For periods beginning January 1, 2008, all required estimated Tax payments sufficient to avoid any underpayment penalties have been timely made by or on behalf of the Company and its Subsidiaries.  None of the Tax Returns filed by or with respect to the Company or any Subsidiary contain a disclosure statement under Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

(h)                                 The Company and its Subsidiaries have been in compliance in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, as well as similar provisions under any other state, local or foreign Tax Laws, and all material Taxes required to have been withheld from employee wages and paid over to the proper Governmental Bodies have, within the time and in the manner prescribed by Tax Law, been withheld by or with respect to the Company and its Subsidiaries.

4.11                        Governmental Permits.  Except as set forth in Section 4.11 of the Disclosure Schedule and except for matters otherwise addressed by Section 4.10, 4.16 or 4.20, the Company and the Subsidiaries own, hold or possess all material licenses, franchises, permits, privileges, approvals, variances, exemptions and other authorizations from all Governmental Bodies that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct the Business under and pursuant to all applicable Laws (herein collectively called “Governmental Permits”), except for such Governmental Permits as to which the failure to so own, hold or possess, individually or in the aggregate, would not reasonably be expected to (a) adversely affect in any material respect the ability of the Company and Seller to enter into, perform their obligations under and consummate the transactions contemplated by this Agreement or by any of the Seller Ancillary Agreements or (b) have an adverse effect on the Company or any Subsidiary in any material respect.  The Company and the Subsidiaries have complied, and are in compliance with all terms and conditions of the Governmental Permits, except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to (i)

adversely affect in any material respect the ability of the Company and Seller to enter into, perform its and their obligations under and consummate the transactions contemplated by this Agreement or by any of the Seller Ancillary Agreements or (ii) result in a Material Adverse Effect.  All Governmental Permits have been legally obtained and maintained and are valid and in full force and effect, except for Governmental Permits which the failure to have been legally obtained and maintained and be valid and in full force and effect individually or in the aggregate, would not reasonably be expected to (1) adversely affect in any material respect the ability of the Company and Seller to enter into, perform its and their obligations under and consummate the transactions contemplated by this Agreement or by any of the Seller Ancillary Agreements or (2) result in a Material Adverse Effect.  There has been no material change in the facts or circumstances reported or assumed in the application for or granting of any Governmental Permit.  No material outstanding violations are or have been recorded in respect of any of the Governmental Permits.  No Proceeding is pending or, to the Knowledge of Seller, threatened, contemplating the suspension, cancellation, revocation, withdrawal, modification, limitation or nonrenewal of any Governmental Permit and, to the Knowledge of Seller, there is no fact, error or admission relevant to any Governmental Permit that (with or without notice, lapse of time or both) would permit, or could reasonably be expected to result in, the suspension, cancellation, revocation, withdrawal, modification, limitation or nonrenewal of any Governmental Permit, except for any such suspension, cancellation, revocation, withdrawal, modification, limitation or nonrenewal which, individually or in the aggregate, would not reasonably be expected to (x) adversely affect in any material respect the ability of the Company and Seller to enter into, perform their obligations under and consummate the transactions contemplated by this Agreement or by any of the Seller Ancillary Agreements or (y) have a Material Adverse Effect.

4.12                        Compliance with Laws.

(a)                                 Except as set forth in Section 4.12 of the Disclosure Schedule and except for matters otherwise addressed by Sections 4.10, 4.16 or 4.20, the Company and its Subsidiaries have not been and are not in violation of any applicable Law, and have conducted and are conducting the Business in accordance with, applicable Laws and Governmental Orders, except for any such violation or non-compliance which, individually or in the aggregate, would not reasonably be expected to (i) adversely affect in any material respect the ability of the Company and Seller to enter into, perform their obligations under and consummate the transactions contemplated by this Agreement or by any of the Seller Ancillary Agreements or (ii) have a Material Adverse Effect.  Except as set forth in Section 4.12 of the Disclosure Schedules, no material investigation, audit, inquiry or review by any Governmental Body with respect to the Company or any Subsidiary is pending or, to the Knowledge of Seller, threatened, nor, to the Knowledge of Seller, has any Governmental Body indicated an intention to conduct any such investigation, audit, inquiry or review.

(b)                                 Without limiting the generality of the foregoing:

(i)                                     The Company and the Subsidiaries and all of their respective officers, directors and employees have complied in all material respects with all applicable Laws to which they are subject with respect to healthcare regulatory matters (including The Social Security Act, Sections 1128, 1128A and 1128B, 42 U.S.C. Sections 1320a-7, 7(a) and 7(b), including Criminal Penalties Involving Medicare or State Health Care Programs, commonly referred to as the “Federal Anti-Kickback Statute” and The Social Security Act, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Statute,” the statute commonly referred to as the “Federal False Claims Act,” the Health Insurance Portability and Accountability Act of 1996 (commonly referred to as “HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (commonly referred to as the “HITECH Act”) (collectively, “Healthcare Laws”).  The Company and each Subsidiary has maintained in all material respects all records required to be maintained by the Medicare and applicable state Medicaid programs, and the Laws of all other applicable federal, state and local

Governmental Bodies as required by applicable Healthcare Laws.  There are no presently existing circumstances which would result or would be reasonably likely to result in violations of any such Healthcare Laws that would have a Material Adverse Effect.  None of the Company, any Subsidiary or Seller, or any of their respective officers, directors, employees, consultants or agents, has been materially sanctioned as not being in compliance with any Healthcare Laws.  Except as set forth in Section 4.12(b)(i) of the Disclosure Schedule, none of the Company, any Subsidiary, or any of their respective officers, directors or employees, has since December 31, 2012 received any written notice or other communication from any Governmental Body to the effect that it or any activity conducted by the Company or any Subsidiary is not in material compliance with any Healthcare Laws.

(ii)                                  The Company and each of the Subsidiaries identified on Section 4.12(b)(ii) of the Disclosure Schedule are qualified for participation in the Medicare and Medicaid programs and have current provider numbers and provider agreements for such Government Programs and such private non-governmental programs, including without limitation any private insurance program, under which it directly or indirectly is presently receiving payments or is eligible to receive payments (collectively, “Private Programs”), as is identified on Section 4.12(b)(ii) of the Disclosure Schedule.  The Company and each of the Subsidiaries is in compliance in all material respects with all requirements of each Government Program and each Private Program in which the Company or Subsidiary participates.  None of the Company, any Subsidiary, or any of their respective officers, directors or employees has received any notice indicating that such qualifications may be terminated, suspended, limited or withdrawn nor have any reason to believe that such qualification may be terminated, suspended, limited or withdrawn.  Except as set forth in Section 4.12(b)(ii) of the Disclosure Schedule, there are no pending appeals, overpayment determinations, adjustments, challenges, audits, inquiries, litigation or notices of intent to open Medicare, Medicaid or other third party payor claim determinations or other reports submitted or filed by the Company or any Subsidiary other than those in the ordinary course of business or which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(iii)                               Except as set forth on Section 4.12(b)(iii) of the Disclosure Schedule, none of the Company, any Subsidiary, or any of their respective officers, directors, or, to the Knowledge of Seller, employees has been convicted of, charged with, or investigated for a Medicare, Medicaid or other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)) related offense, or convicted of, charged with or investigated for a violation of federal or state Law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances.  None of the Company, any Subsidiary, or any of their respective officers, directors or, to the Knowledge of Seller, employees, has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Governmental Program, has been excluded or suspended from participation in Medicare, Medicaid or any other Federal Health Care Program, or have been debarred, suspended or are otherwise ineligible to participate in any such Federal Health Care Program.  To the Knowledge of Seller, none of the Company, any Subsidiary, or any of their respective officers, directors or employees has committed any offense which may reasonably serve as the basis for any such exclusion, suspension, debarment or other ineligibility from a Federal Health Care Program.  To the Knowledge of Seller, none of the Company, any Subsidiary, or any of their respective officers, directors or employees has arranged or contracted with any individual or entity that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in, a Federal Health Care Program.

(iv)                              Neither the Company nor any Subsidiary is subject to a corporate integrity agreement, consent order or similar agreement with any Governmental Body.

(v)           The Company and its Subsidiaries have filed all material claims, cost reports or other reports required to be filed with respect to the provision of services, products and supplies covered under Medicare, Medicaid, TRICARE and other Federal Health Care Programs (collectively “Governmental Programs”), in accordance with all statutes, rules and regulations applicable to the Governmental Program, and all such claims and reports comply in all material respects with all statutes, rules and regulations applicable to the Governmental Program. The Company and its Subsidiaries are and have been in material compliance with filing requirements with respect to cost reports, and such reports do not claim, and none of the Company or its Subsidiaries has received, payment or reimbursement in excess of the amount provided by applicable law or any applicable agreement, except where excess reimbursement was noted on the cost report. True and correct copies of all such reports for the three (3) most recent fiscal years of the Company and its Subsidiaries have been made available to Buyer. Section 4.12(b)(v) of the Disclosure Schedule indicates which of such cost reports for cost reporting periods ended within the three most recent fiscal years have been audited by the fiscal intermediary and finally settled. To Seller’s Knowledge, there are no facts or circumstances which may reasonably be expected to give rise to any material disallowance under any such cost reports.

4.13        Litigation or Regulatory Actions.  Except as set forth in Section 4.13 of the Disclosure Schedule and except for matters otherwise addressed by Sections 4.10, 4.16 or 4.20 , there are no:

(a)           Proceedings pending or, to the Knowledge of Seller, threatened against the Company, any Subsidiary or Seller, or any of their respective officers, directors or, to the Knowledge of Seller, employees, in each case, that have, have had or, individually or in the aggregate, would reasonably be expected to (i) adversely affect in any material respect the ability of the Company and Seller to enter into, perform its and their obligations under and consummate the transactions contemplated by this Agreement or by any of the Seller Ancillary Agreements or (ii) have a Material Adverse Effect; or

(b)           Governmental Orders to which the Company or any of the Subsidiaries, or any of their respective assets, properties or businesses is subject or bound.

4.14        Real Property.

(a)           Except as set forth in Section 4.14 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries owns or has an option to acquire any real property in fee simple.  Section 4.14 of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all real property and interests in real property leased or subleased by the Company or any Subsidiary (the “Leased Real Property”).  The Company has delivered to Buyer a true, complete, and legible copy of each such lease, together with all amendments, modifications, and extensions thereof.  Each such lease creates in the Company or in the respective Subsidiary, a valid and subsisting leasehold estate.  The Leased Real Property constitutes all of the real property necessary for operation of the Business as conducted by the Company and its Subsidiaries, and neither the Company nor any of the Subsidiaries has subleased or granted to any Person the right to use or occupy any of the Leased Real Property or any portion thereof.

(b)           The Company and each of the Subsidiaries is in actual occupancy and in compliance in all material respects with the provisions of each such lease to which it is a party.  Each such lease is in full force and effect, except for any event that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect, and, to the Knowledge of Seller, no other party to any of such leases is in breach or default under any such lease nor has any event occurred nor does any circumstance exist which, with the delivery of notice, the passage of time, or both, would or could constitute a breach or default thereunder.

(c)           To the Knowledge of Seller, with respect to the Leased Real Property, the Company has not received any notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory laws, (ii) existing, pending, or threatened condemnation proceeding, or (iii) existing, pending, or threatened zoning, building code, or other moratoria proceedings, or similar matters, which, individually or in the aggregate, constitutes a Material Adverse Effect.

4.15        Personal Property.  Except as set forth in Section 4.15 of the Disclosure Schedule and except for assets or properties disposed of in the ordinary course of business, the Company and each Subsidiary has, and immediately following the Closing, will continue to have, good and marketable title to, or a valid leasehold interest in,  all material assets and properties (whether real, personal or mixed, or whether tangible or intangible) used or held for use by the Company or such Subsidiary, free and clear of all Encumbrances (except for Permitted Encumbrances).  Such material assets and properties, taken as a whole, are adequate to operate the Business as heretofore conducted.

4.16        Intellectual Property.

(a)             Section 4.16(a) of the Disclosure Schedule sets forth a list of all Company Intellectual Property (other than Trade Secrets and unregistered Copyrights which are not material to the Business), as of the date hereof, and correctly identifies the owner of such Company Intellectual Property and describes all licensing arrangements involving such Company Intellectual Property.

(b)           Section 4.16(b) of the Disclosure Schedule sets forth a list of all Software owned or used by or on behalf of the Company or any Subsidiary and included in the Company Intellectual Property, other than Software that is available generally through retail stores, is otherwise subject to “shrink-wrap” or “click through” license agreements, or is pre-installed in the ordinary course of business as part of hardware, and correctly identifies the owner of such Software and describes all licensing arrangements involving such Software.

(c)           The Company and its Subsidiaries have a license to use all Company Intellectual Property and Software that is currently in use in the Business, and each such license is in full force and effect in accordance with the terms of each applicable license agreement.   No infringement, violation or misappropriation by the Company or a Subsidiary of any Intellectual Property of any other Person has occurred or resulted in any way from the conduct of the Business as currently conducted or as conducted since January 1, 2012, except for such matters that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect.  To Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Company Intellectual Property relating to the Business.

4.17        Contracts.

(a)           Section 4.17 of the Disclosure Schedule sets forth a true, correct and complete list of the following Contracts to which the Company or a Subsidiary is a party or by which the Company or a Subsidiary or any of their respective assets, properties or businesses may be subject or bound (collectively, the “Material Contracts”):

(i)            any Contract for the future purchase, acquisition, sale or disposition of any assets or properties, other than any such purchase, acquisition, sale or disposition in the ordinary course of business;

(ii)           all Contracts, other than Contracts with Affiliates, for the purchase, acquisition, sale, lease or disposition of materials, supplies or equipment (including computer hardware and software), or the purchase of services (including consulting services, data processing and management), involving annual payments by the Company or Subsidiaries of more than $50,000 in 2013, which Contracts are not terminable by the Company or any of the Subsidiaries upon fewer than ninety (90) days’ notice without liability or penalty;

(iii)          any loan agreements, promissory notes, indentures, bonds, security agreements, mortgages, deeds of trust, extensions of credit or other Contracts for borrowed money or other instruments involving Indebtedness in an amount in excess of $100,000, and any Contract granting any Encumbrance that will not be released at Closing (other than Permitted Encumbrances);

(iv)          any partnership, joint venture, operating agreement or other similar Contract that will be in effect at the Closing;

(v)           any Contract that will be in effect at the Closing containing any covenant or provision prohibiting the Company or a Subsidiary from engaging in any line or type of business, engaging in any line or type of business in any geographical area or competing with any other Person, other than confidentiality and non-solicitation agreements;

(vi)          any “earn-out” Contracts or any similar Contracts or arrangements;

(vii)         any agreements with health maintenance organizations, preferred provider organizations, alternative delivery systems or other payors that involved aggregate payments to the Company or its Subsidiaries in excess of $250,000 during the 12 month period ending July 31, 2013;

(viii)        corporate integrity agreements, settlement and other agreements with Governmental Bodies;

(ix)          any agreement which contains any provisions requiring Company or its Subsidiaries to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or business associate agreements entered into in the ordinary course of business);

(x)           agreements in which any of the Company or its Subsidiaries manages the operations of any other party, and any agreement in which any of the Company or its Subsidiaries has material management services provided to it;

(xi)          change of control or severance agreement or similar arrangement;

(xii)         management, consulting, advertising, marketing, promotion, technical services, advisory or other contract or similar arrangement relating to the design, marketing, promotion, management or operation of the Company and its Subsidiaries involving payments in excess of $50,000 per year;

(xiii)        contracts that incur indebtedness or incur or suffer to exist any lien or encumbrance;

(xiv)        lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it, calling for payments in excess of $50,000 per year; and

(xv)         any other contracts or commitments not identified above, whether in the ordinary course of business or not, which (A) involve future payments, performance of services or delivery of goods or materials, to or by any of the Company or its Subsidiaries in an amount exceeding $100,000 on an annual basis, and (B) is not terminable by the Company or a Subsidiary, as applicable, in ninety (90) days or less.

(b)           Except as set forth in Section 4.17 of the Disclosure Schedule and as of the date hereof, each of the Material Contracts identified in Section 4.17 of the Disclosure Schedule is (i) valid and binding on the Company or the Subsidiary party thereto and, to the Knowledge of Seller, the other parties thereto, and is in full force and effect and (ii) enforceable against the Company or the Subsidiary party thereto and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.  As of the date hereof, neither the Company nor any Subsidiary or, to the Knowledge of Seller, any other party, is in material violation or breach of or in default under, nor, to the Knowledge of Seller, does there exist any event, condition or omission that, with or without the giving of notice, lapse of time or both, would result in a material violation or breach of, or constitute a material default under or would give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Encumbrances upon any of the asset or properties of the Company or any Subsidiary under, any Material Contract.  Seller has made available to Buyer a true, correct and complete copy of each Material Contract.

4.18        Employee Benefits.

(a)           Set forth in Section 4.18 of the Disclosure Schedule is a list of each (i) employee pension benefit plan (as defined in Section 3(2) of ERISA); (ii) employee welfare benefit plan (as defined in Section 3(1) of ERISA); (iii) employment, consulting, compensation, severance, retention, change in control or other similar Contract involving an annual cost of more than $50,000; and (iv) plan, arrangement, policy or Contract providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, retirement benefits, life, health, disability, salary continuation, vacation, sick leave, fringe or accident benefits, profit-sharing, deferred compensation, bonuses, stock options, stock appreciation rights, stock purchase, stock ownership or other forms of incentive compensation or post-retirement benefits, in each case which is maintained by or contributed to by, or required to be maintained by or contributed to by the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has any liability, with respect to any current or former employee, independent contractor, consultant, officer, director, member of the Company or any Subsidiary, or to any worker providing services to the Company or any Subsidiary through an employee leasing agreement (the foregoing collectively, the “Benefit Plans and Arrangements”), whether or not subject to ERISA.

(b)           Each Benefit Plan and Arrangement has been established and administered in accordance with its terms in all material respects, and is in material compliance with, all applicable Laws, including ERISA and the Code.  All contributions to, and payments from, each Benefit Plan and Arrangement that are required to be made in accordance with the terms and conditions thereof and applicable Laws (including ERISA and the Code) have been timely made in all material respects.

(c)           Neither the Company, nor any Subsidiary, has ever maintained, been a participating employer in, contributed to, or has or may have any liability with respect to a Benefit Plan and Arrangement (i) subject to Title IV of ERISA or (ii) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.  Neither the Company, nor any Subsidiary has sponsored or contributed to, or been required to contribute to, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA, or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). Neither the Company, nor any Subsidiary, has any contingent liability under Title IV of ERISA with respect to an ERISA Affiliate.

(d)           With respect to each Benefit Plan and Arrangement, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans and Arrangements that would reasonably be expected to result in any material liability or excise tax to the Company or any Subsidiary under ERISA or the Code.

(e)           As applicable with respect to each of the Benefit Plans and Arrangements, Seller has made available to Buyer a true, correct and complete copy or original of (i) each Benefit Plan and Arrangement (or, in the case of an unwritten Benefit Plan and Arrangement, a written description thereof), including all amendments thereto and all related trust documents; (ii) the three most recent Annual Report (Form 5500 Series) and accompanying schedules; (iii) the most recent summary plan description and all subsequent summaries of material modifications, if any; (iv) the most recent determination, opinion, notification or advisory letter from the Internal Revenue Service; and (v) all insurance policies in the possession of the Company or any Subsidiary pertaining to fiduciary liability insurance covering the fiduciaries for each of the Benefit Plans and Arrangements.

(f)            Except as set forth in Section 4.18 of the Disclosure Schedule, neither consummation of the transactions contemplated by this Agreement nor this Agreement (either alone or together with any other event) will entitle any Person to severance, change in control or other similar pay or benefits, or accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any current or former director, officer or employee of the Company or any Subsidiary.  There are no Proceedings (other than routine claims for benefits) pending or, the Knowledge of Seller, threatened, involving any of the Benefit Plans and Arrangements or the assets thereof.

(g)           None of the Benefit Plans and Arrangements (i) is subject to non-U.S. Law, or (ii) covers employees whose principal location of employment is outside the U.S.

(h)           Neither the Company nor any Subsidiary has any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under Benefit Plans and Arrangements, other than as required by COBRA or any other applicable Law.

(i)            No amount or other entitlement that could be received as a result of the transactions (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Company or any Subsidiary will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No director, officer, employee or independent contractor of the Company or any Subsidiary is entitled to receive any gross-up or additional payment by reason of the tax required by Sections 409A or 4999 of the Code being imposed on such person.

(j)            The reserve/accrual for self-insured health plans as of August 31, 2013, does not exceed $538,816.00 (the “Self Insurance Reserve”).

4.19        Employees and Employment Agreements.

(a)           Section 4.19 of the Disclosure Schedule sets forth a list, as of the date of this Agreement,  of all employees of the Company and the Subsidiaries earning more than $100,000.00 annually and correctly reflects with respect to each (i) their dates of employment; (ii) their positions; (iii) their annual rate of compensation as of such date (including the latest bonus paid to them and their bonus opportunity with respect to calendar year 2013), and (iv) any accrued and unpaid obligations to make bonus, severance payments or other extraordinary compensation payments.

(b)           Except as set forth in Section 4.19 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any (i) employment agreement with any employee, officer or director thereof, or (ii) other agreement with any employee, officer or director thereof that entitles such individual to compensation upon the acquisition by any Person of control of the Company.

(c)           Neither the Company nor any Subsidiary is a party to, or bound by, any union contract, collective bargaining agreement, work rules or practices or any other labor-related agreements or arrangements with any labor union, labor organization or works council.  No union or similar organization represents employees of the Company or any Subsidiary and, to the Knowledge of Seller, as of the date hereof no such organization is attempting to organize such employees.  The Company and the Subsidiaries are, and have been for the past three years, in material compliance with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not, and have not been for the past three years, engaged in any unfair labor practice and there is no unfair labor practice complaint pending or, to the Knowledge of Seller, threatened against the Company or any Subsidiary before the National Labor Relations Board.

(d)           Except as set forth in Section 4.19 of the Disclosure Schedule, no current or former employees of the Company or any Subsidiary are entitled to any bonus, severance or other compensation arising out of or relating to the transactions contemplated by this Agreement.   Except as set forth in Section 4.19 of the Disclosure Schedule, none of the employees of the Company or any Subsidiary are entitled to or participate in any equity based compensation, options, warrants, equity grants, severance, deferred compensation or other similar bonus or compensation plan.

4.20        Environmental Matters.  Except as set forth in Section 4.20 of the Disclosure Schedule: (a) the Company and the Subsidiaries have not assumed, undertaken or otherwise become subject to any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Laws; and (b) except, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect, there has been no Release or threatened Release of any Contaminant at, on, under or from any property currently or formerly owned, leased, occupied or operated by the Company or any Subsidiary or any other location.

4.21        Insurance.  The Company and each of the Subsidiaries has in place insurance policies in amounts and types that are customary in the industry for similar companies and sufficient to cover the full value of the properties and assets of the Company and the Subsidiaries, and all such policies are valid and in full force and effect.  The Company has delivered to Buyer true, correct and complete copies of all such policies in place as of the date hereof, together with (a) all riders and amendments thereto and (b) if completed, the applications for each of such policies.  Such policies, as are current, are valid and in full force and effect, all premiums due thereon have been paid, and the Company and each of the Subsidiaries has complied in all material respects with the provisions of such policies.  No Proceedings are pending or, to the Knowledge of Seller, threatened, or during the prior three (3) year-period were instituted or threatened, to revoke, cancel, limit or otherwise modify such policies and no notice of cancellation of any of such policies has been received.

4.22        No Brokers.  Except for Harris Williams & Co., whose fees and commissions will be paid out of the Base Purchase Price, neither the Company nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any third party broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.23        Transactions with Certain Affiliates.  Section 4.23 of the Disclosure Schedule specifies all Related Parties that either currently or at any time since January 1, 2012: (a) have, or during such period have had, directly or indirectly, any material interest in any material property (real or personal, tangible or intangible) that the Company or any of the Subsidiaries uses or during such period has used in or pertaining to the business of the Company or any of the Subsidiaries or (b) have or during such period have had, directly or indirectly, any material business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries or involving any material asset or property of the

Company or any of the Subsidiaries.  At or prior to Closing, all  agreements between Seller and the Company or any Subsidiary will be terminated and neither the Company nor any Subsidiary will have any further liabilities or obligations to Seller under such agreements or otherwise.

4.24        Accounts Receivable. Except as set forth on Section 4.24 of the Disclosure Schedule or as otherwise reserved on the Interim Balance Sheet, to the Knowledge of Seller, the accounts receivables reflected in the Interim Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

4.25        Worker’s Compensation.  Except as disclosed on Section 4.25 of the Disclosure Schedule, Company and Subsidiaries are in full compliance with all worker’s compensation laws with respect to the Business and has worker’s compensation insurance on a self-insured basis with respect to the Business.  The reserve/accrual as of August 31, 2013 for obligations of Company and the Subsidiaries under worker’s compensation laws (the “WC Reserve”) does not exceed $358,552.00.   Section 4.25 of the Disclosure Schedule also identifies any pending worker’s compensation claims by state relating to Company or its Subsidiaries or the Business, including applicable insurance coverage.   Company and Subsidiaries have paid all stop loss premiums relating to worker’s compensation coverage.

4.26        Disclaimer of Other Representations and Warranties.

(a)           NONE OF THE COMPANY, SELLER, ANY AFFILIATE THEREOF, NOR ANY OF THEIR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE), HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

(b)           Without limiting the generality of the foregoing, none of the Company, Seller nor any Affiliate or Representative thereof has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company and its Subsidiaries made available to Buyer, including due diligence materials, or in any presentation of the business of the Company and its Subsidiaries by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any confidential information memorandum or similar materials made available by the Company, Seller or its representatives are not and shall not be deemed to be or to include representations or warranties of the Company or Seller, and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Company and Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

5.1          Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.  Buyer has all necessary corporate power and authority to own or lease and operate its assets and to carry on its business in the manner that it has been and is currently conducted.

5.2          Authorization, Validity and Effect of Agreement.  Buyer has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of its obligations under this Agreement and each of the Buyer Ancillary Agreements to which it is a party has been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes, and each of the Buyer Ancillary Agreements to which Buyer is a party when executed and delivered will constitute, (assuming the valid authorization, execution and delivery of this Agreement by Buyer) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

5.3          No Conflicts; Consents and Approvals.  The execution and delivery of, and the performance of its obligations under, this Agreement by Buyer do not, and the consummation by Buyer of the transactions contemplated hereby or by any of the Buyer Ancillary Agreements will not:

(a)           assuming the receipt of all necessary authorizations, consents, approvals, orders and waivers and the filing of all necessary documents as described in Section 5.3(b), with or without the giving of notice, lapse of time or both, conflict with, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (i) the Articles of Incorporation or Bylaws of Buyer, (ii) any Contract to which Buyer is a party or by which Buyer or any of its assets, properties or businesses may be subject or bound, (iii) any Governmental Order to which Buyer is a party or by which Buyer or any of its assets, properties or businesses may be subject or bound or (iv) any material Laws or Governmental Permits applicable to Buyer or any of its assets, properties or businesses, other than, in the case of clause (ii) above, any such conflicts, violations, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect the ability of Buyer to enter into, perform its obligations under and consummate the transactions contemplated by this Agreement or by any of the Buyer Ancillary Agreements; or

(b)           require the authorization, consent, approval, order, waiver or act of, or the making by Buyer of any declaration, filing or registration with or notice to, any Person, except (i) in connection, or in compliance, with the provisions of the HSR Act, and (ii) such authorizations, consents, approvals, orders, waivers, acts of, declarations, filings, registrations or notices the failure of which to be obtained or made, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of Buyer to enter into, perform its obligations under and consummate the transactions contemplated by this Agreement or by any of the Buyer Ancillary Agreements.

5.4          No Litigation or Regulatory Action.

(a)           There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or its subsidiaries, or any of their respective officers, directors, employees, consultants or agents (in their capacity as such), in each case, that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of Buyer to enter into, perform its obligations under and consummate the transactions contemplated by this Agreement or by any of the Buyer Ancillary Agreements;

(b)           There are no Proceedings pending or, to the Knowledge of Buyer, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements, or which seeks to restrain, enjoin or delay the consummation of the transactions contemplated hereby or thereby, or which seeks damages in connection herewith or therewith, and no injunctions of any type have been entered or issued in connection with the transactions contemplated hereby or thereby.

(c)           There are no Governmental Orders to which Buyer or any of its subsidiaries, or any of their respective assets, properties or businesses is subject or bound, except for any Governmental Orders, which, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect the ability of Buyer to enter into, perform its obligations under and consummate the transactions contemplated by this Agreement or by any of the Buyer Ancillary Agreements.

5.5          Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to effect the Contemplated Transactions, including payment of the Purchase Price and other amounts required to be paid under Article II, pay all associated fees, costs and expenses and to make all other payments required by the terms hereof and to otherwise consummate the transaction contemplated by this Agreement.

5.6          Investment Representations.

(a)           Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof.  Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities Laws.

(b)           Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Shares and to understand the risks of, and other considerations relating to, its purchase of the Shares.

(c)           Buyer is aware that, as of the Closing Date, (i) the Shares will not have been registered under the Securities Act of 1933, as amended, or any state’s securities Laws, and (ii) no securities issued by the Company or any of the Subsidiaries will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

5.7          Available Information.  Buyer and its representatives have undertaken such investigation and have been provided with and have evaluated such documents and information as they deem necessary to enable them to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.  Buyer and its representatives have received all materials relating to the business of the Company and its Subsidiaries that they have requested and have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company or Seller hereunder or to otherwise evaluate the merits of the transactions contemplated hereby.  Buyer acknowledges that the Company and Seller have given Buyer open access to the key employees, documents and facilities of the Company and its Subsidiaries, and the Company and Seller and its representatives have answered to Buyer’s satisfaction all inquiries that Buyer or its representatives have made concerning the business of the Company and its Subsidiaries or otherwise relating to the transactions contemplated hereby.  Without limiting the generality of the foregoing, Buyer acknowledges that (a) the Company and Seller do not make any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenue, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Buyer or its counsel, accountants, advisors or other representatives with respect to the Company, its Subsidiaries or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in Article IV of this Agreement, and (b) Buyer has not relied and will not rely upon any of the information described in subclauses (i) and (ii) of clause (a) above in executing, delivering and performing this Agreement and the transactions contemplated hereby.

5.8          No Brokers.  Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.9          Disclaimer of Other Representations and Warranties.  NONE OF BUYER, ANY AFFILIATE OF BUYER, NOR ANY OF THEIR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE), HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO BUYER OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF BUYER OR ANY OF ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V IN THIS AGREEMENT.

ARTICLE VI

PRE-CLOSING COVENANTS

The respective Parties covenant that, during the period from and after the date hereof through the Closing:

6.1          Access to Information.  The Company shall, and shall cause each Subsidiary and its and their respective Representatives, to (a) afford to Buyer’s Representatives reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees, auditors, business and books and records (including financial records) of the Company and the Subsidiaries to the extent Buyer shall reasonably deem necessary or desirable and (b) furnish to Buyer’s Representatives such additional information concerning the Company, the Subsidiaries and the Business as shall be reasonably requested (including additional financial and operating data); provided, however, that neither the Company nor any Subsidiary shall be required to (i) violate any obligation of confidentiality to which the Company or such Subsidiary is subject or to waive any privilege that it may possess in discharging its obligations pursuant to this Section 6.1, so long as the Company or such Subsidiary shall have used its commercially reasonable efforts to provide such information without violation of any such obligation or applicable Law or (ii) provide information relating to potential purchasers of the Company.  Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company and the Subsidiaries.  Buyer also agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, employee, payor, supplier, vendor, customer, patient or other material business relation of the Company or any Subsidiary regarding the Business or the transactions contemplated hereby prior to the Closing without the prior consent of the Company.

6.2          Consents of Third Parties; Governmental Approvals.

(a)           The Company, Seller and Buyer will each act diligently and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and make effective the transactions contemplated by this Agreement, the Seller Ancillary Agreements and the Buyer Ancillary Agreements as promptly as practicable, including: (i) obtaining, before the Closing Date, all authorizations, consents, approvals, orders and waivers, in form and substance reasonably satisfactory to the other party, required, or that may become necessary, to be obtained from any Person or Governmental Body to consummate the transactions contemplated by this Agreement, the Seller Ancillary Agreements and the Buyer Ancillary Agreements; and (ii) causing the satisfaction of all conditions to the Closing;

provided, however, that such action shall not include any requirement of the Company, Seller or any of their Affiliates to pay money to any third party (except for filing fees or similar fees), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

(b)           As promptly as reasonably practicable after the date hereof (but in any event within ten (10) Business Days after the date hereof), each of the Parties shall (or shall cause their ultimate parent entity to) file with the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) any notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby and by the Seller Ancillary Agreements and Buyer Ancillary Agreements.  Each Party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act.  Each of the Parties agrees to file any additional information requested by such agencies under the HSR Act, and, subject to Section 7.2, to cooperate with and make available to the other Parties such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file such additional information.  Each Party shall, subject to applicable Laws relating to access to and the exchange of information, use commercially reasonable efforts to promptly inform the other Party of any communication received by, or given by, such Party from or to, as the case may be, the FTC, DOJ or any other Governmental Body regarding the transactions contemplated hereby.  Each of the Parties shall use its commercially reasonable efforts to take such action as may be required, including responding to any Request for Additional Information or Documentary Material received by the FTC or DOJ pursuant to the HSR Act and actions relating to the same, to cause the expiration of the waiting periods or the receipt of approval decisions under the HSR Act with respect to the transactions contemplated herein as promptly as reasonably practicable.  Each Party shall consult with the other Parties in advance with respect to, and permit the other Parties to review in advance, any proposed correspondences, filings or communications by such Party with any Governmental Body or members of its staff and provide the other Parties with a copy of all correspondences or communications from any Governmental Body or members of its staff.  No Party shall agree to participate in any meeting or conference with any Governmental Body in respect of any filing, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Body, gives the other Parties the opportunity to attend and participate at such meeting or conference.  Buyer and the Seller shall evenly split all filing fees under the HSR Act with respect to the transactions contemplated hereby.

6.3          Operations Prior to the Closing.  Except as set forth in Section 6.3 of the Disclosure Schedule or consented to in writing in advance by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)           From the date of this Agreement until the Closing, the Company shall, and shall cause the Subsidiaries to: (i) except as may be prohibited by Section 6.3(b), conduct its and their respective businesses in the ordinary course of business; and (ii) use commercially reasonable efforts to maintain in all material respects its and their respective assets, properties and business organizations and current relationships and goodwill with its and their respective patients, customers, suppliers, payors, regulators, creditors and others having business relationships with the Company and the Subsidiaries.

(b)           From the date of this Agreement until the earlier of the Closing or the valid termination of this Agreement, the Company shall not (and shall cause its Subsidiaries not to) without consent of Buyer, not to be unreasonably withheld, or as otherwise required by applicable Laws or this Agreement:

(i)            issue, sell, pledge, encumber or deliver, or authorize the issuance, sale, pledge, encumbrance or delivery of, any shares of its Capital Stock or issue, sell, pledge, encumber or deliver, or authorize the issuance, sale, pledge, encumbrance or delivery of, any securities convertible into or exchangeable for, or options with respect to, or warrants to purchase or any other rights to subscribe for or acquire, any shares of its Capital Stock (in each case, except for pledges of securities in connection with the Company’s existing credit facility);

(ii)           effect any recapitalization, reclassification, stock dividend, stock split, stock combination or like change in its capitalization;

(iii)          make any redemption or purchase of any shares of its Capital Stock, other than Capital Stock of the Subsidiaries owned by third parties and other than pursuant to its contractual rights with holders of its Capital Stock;

(iv)          amend or restate its Articles of Incorporation or Bylaws (or similar organizational documents);

(v)           (A) enter into any collective bargaining agreement or similar agreement; (B) establish, adopt, amend or terminate any Benefit Plan and Arrangement, except as required by applicable Law or in a manner that will not increase the cost to the Company or any Subsidiary; (C) increase, or make any new commitment to increase, the amount of any compensation (including equity-based compensation) payable to any of its directors, officers or employees, other than in the ordinary course of business or pursuant to Contracts in effect on the date hereof that are identified in Section 6.3 of the Disclosure Schedule; or (D) hire or make an offer to hire any new employee at the level of Vice President of the Company or above;

(vi)          change any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by GAAP;

(vii)         other than in the ordinary course of business or as required by Tax Law, (A) make, change or rescind any election relating to Taxes, (B) settle or compromise any material Tax Controversy or forgo any right to a refund of Tax previously paid, (C) amend, refile or otherwise revise any previously filed Tax Return, (D) request a ruling, closing agreement, or similar determination relating to material Taxes, or (E) enter into or terminate any agreement with a Tax Authority or other third party relating to material Taxes;

(viii)        fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(ix)          permit or allow any of its assets or properties to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to Closing;

(x)           sell, transfer, lease, sublease, license or otherwise dispose of any material properties or assets, real, personal or mixed (including intangible property), other than in the ordinary course of business;

(xi)          merge with, enter into a consolidation with or acquire an interest in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets other than in the ordinary course of business, other than mergers involving Subsidiaries;

(xii)         make any capital expenditure or commitment for any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate;

(xiii)        incur any Indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any Person (other than draws on the Company’s line of credit in the ordinary course of business), other than the Company or a Subsidiary or an entity identified on  Section 6.3(b)(xiii) of the Disclosure Schedule in excess of $100,000 individually or $500,000 in the aggregate, or make any loans, advances or capital contributions (other than advances for travel and other normal business expenses of officers and employees or to Subsidiaries or to an entity identified on Section 6.3(b)(xiii) of the Disclosure Schedule);

(xiv)        terminate, discontinue, close, or dispose of any licensed home health location or other material business operation;

(xv)         pay, discharge, settle or satisfy any material claims, liabilities, other than the payment, discharge, settlement or satisfaction of such claims, liabilities or obligations in the ordinary course of business, or cancel any material third party indebtedness owed to it;

(xvi)        subject to Section 6.3(b)(viii), amend in any materially adverse respect or voluntarily terminate, any Material Contract, or grant any material waiver of any terms under, or give any material approval, consent, authorization or permit with respect to, any Material Contract;

(xvii)       fail to pay its accounts payable or other liabilities in a manner consistent with its past practices;

(xviii)      take any other action, or fail to take any action or permit to occur any event, which would reasonably be expected to prevent, delay or impede the consummation of the transaction contemplated by this Agreement; or

(xix)        agree to take any of the actions specified in Sections 6.3(b)(i) through (xviii), except as contemplated by this Agreement.

6.4          Notification.  Each of Seller, the Company and the Subsidiaries, on the one hand, and Buyer, on the other hand, shall give prompt notice to the other of: (a) any notice or other communication from any Governmental Body or party to a Material Contract alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (b) any Material Adverse Effect or the occurrence of any event or events which, individually or in the aggregate, constitutes a Material Adverse Effect or (c) the occurrence or non-occurrence of any event that is reasonably likely to result in the failure of any condition to the Closing or that indicates that any of the representations and warranties contained in this Agreement will not be, or are not, materially true and correct; provided, however, that in each case, such notice shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition to the Closing, or to otherwise limit or affect in any way the remedies available hereunder to the party receiving such notice.

6.5          Exclusivity.  During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 11.1, the Company and Seller shall not (and shall direct their respective Representatives not to) solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer, the Company’s lenders and their respective Affiliates and representatives) concerning any transaction that would be prohibited by Sections 6.3(b)(i), (x), or (xi).  The Company shall promptly notify Buyer if any inquiries, proposals or offers with respect to any such transactions are received by the Company or Seller.  The Company and Seller shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer or its Affiliates or representatives) conducted heretofore with respect to any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1          Tax Matters.

(a)           Notwithstanding anything herein to the contrary, Buyer shall be liable for and pay, and shall indemnify Sellers against, any Transfer Taxes that may be imposed upon, or payable or collectible or incurred in connection with the transfer of the Shares pursuant to this Agreement.  Buyer shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, Sellers will join in the execution of any such Tax Returns or other documentation.

(b)           After the Closing, the Parties shall cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by such Parties in their preparation of any Tax Returns required to be filed by or with respect to the Company.  Such cooperation shall include access during normal business hours afforded to the Parties and their respective agents and representatives to, and reasonable retention by such Parties of, Tax records related to the Company, and making employees and agents (including auditors) of the Company available on a reasonably convenient basis to provide additional information and explanation of any material provided hereunder.

(c)           None of Buyer, the Company and its Subsidiaries or any Affiliate of Buyer shall (or shall cause or permit the Company to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company with respect to any Taxable Period ending on or prior to the Closing Date or any Straddle Period without the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)           Buyer shall prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries and its Subsidiaries, in a manner consistent with the most recent Tax Returns of the Company and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (unless Buyer determines there is no reasonable basis for such position, election or method), all Tax Returns of or with respect to the Company and its Subsidiaries that are required to be filed after the Closing Date for (i) all Taxable Periods ending on or prior to the Closing Date and (ii) all Straddle Periods.  Buyer shall file or cause to be filed, within the time and in the manner required by applicable Law, such Tax Returns and pay or cause to be paid all Taxes due and owing with respect to such Tax Returns, subject to the indemnification provisions of Section 10.1.  Buyer also shall prepare or cause to be prepared all Tax Returns required to be filed by or with respect to the Company and its Subsidiaries for all Taxable Periods beginning after the Closing Date, and file or cause to be filed, within the time and in the manner required by applicable Law, all such Tax Returns and pay or cause to be paid all Taxes due and owing with respect to such Tax Returns.

(e)           In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of such Straddle Period ending on the Closing Date shall be:

(i)            in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which could be payable if the Taxable Period ended on the Closing Date and the Parties shall elect to do so if permitted by applicable Law; and

(ii)           in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Taxable Period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(f)            For Tax purposes, unless otherwise required by applicable Law, the Parties agree to treat all payments made under any indemnity provisions contained in this Agreement, and any payments in respect of any breaches of representations, warranties, covenants or agreements hereunder, as adjustments to the Purchase Price.

(g)           Any Tax refunds that are received by the Company or any Subsidiary, and any amounts credited against Tax to which Buyer or the Company or any Subsidiary become entitled, that relate to Taxable Periods or portions of Straddle Periods ending on or before the Closing Date shall be for the account of Seller, and Buyer shall pay or cause to be paid over to Seller such refund or the amount of any such credit within five (5) Business Days after receipt or entitlement thereto.  Buyer will, and will cause the Company and its Subsidiaries to, execute such documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for the Company and its Subsidiaries to perfect its rights in and obtain all Tax refunds and credits for which any such Person is eligible and to which Seller is entitled.  Buyer shall not, and shall not permit the Company to, forfeit, fail to collect or otherwise minimize any Tax refund or credit to which Seller would be entitled, whether through any election to carry forward a net operating loss or otherwise.

7.2          Confidentiality.  The parties hereto acknowledge and agree that all confidential information relating to Seller, the Company, the Subsidiaries or Buyer or their respective Affiliates, and the businesses of Seller, the Company, the Subsidiaries or Buyer or their respective Affiliates, including confidential matters consisting of “know-how,” trade secrets, customer lists, details of Contracts, pricing policies, operational and service methods, sales data, marketing plans or strategies, service development techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and design projects and inventions and projects of each of Seller, the Company, the Subsidiaries or Buyer or their respective Affiliates (collectively, “Confidential Information”) are valuable, special and unique assets of such Person to which the Confidential Information relates and are, and following the Closing, will continue to be owned exclusively by such Person.  Each Party agrees to, and agrees to use commercially reasonable efforts to cause its directors, officers, employees, partners, Affiliates, agents, advisors (including accountants and legal counsel) and other representatives (“Representatives”) to, treat the Confidential Information, together with any other confidential information furnished to Seller, the Seller Representative, the Company or any of the Subsidiaries or their respective Affiliates by Buyer or its Affiliates, on the one hand, or to Buyer or its Affiliates by Seller, the Seller Representative, the Company or any of the Subsidiaries or any of their respective Affiliates, on the other hand, as confidential and not to make use of such information for its own purposes or for the benefit of any other Person.  Without limiting the generality of the foregoing, the parties expressly acknowledge and agree that the material terms of this Agreement (including the amount of the Purchase Price) constitute Confidential Information, and, in any event, unless otherwise publicly disclosed by Buyer, each Party agrees not to, and agrees to use its commercially reasonable efforts to cause its Representatives not to, disclose such terms to any Person, except to the extent required by Law, in which case the non-disclosing parties will be given as much advance notice as reasonably possible with respect to the nature of such required disclosure.  To the extent the terms in this Section 7.2 conflict with the terms of the Confidentiality Agreement, dated as of July 3, 2013, between Buyer and the Company (the “Confidentiality Agreement”), the terms of this Section 7.2 shall supersede the conflicting terms in the Confidentiality Agreement.  Notwithstanding anything to the contrary contained herein, the obligations of Buyer pursuant to this Section 7.2 shall terminate upon the Closing.

7.3          Employment Matters.

(a)           On the Closing Date, Buyer shall cause Company and the Subsidiaries to (i) employ, at will (unless otherwise specified by a Contract in effect and binding on the Company or any Subsidiary on such Closing Date), all persons who are employees of such entities on the Closing Date and listed in Section 4.19 of the Disclosure Schedule (the “Affected Employees”), and (ii) employ such Affected Employees in positions and at compensation and benefit levels comparable to that enjoyed by such Affected Employees immediately prior to Closing.  Notwithstanding anything in this Agreement to the contrary but subject to any Contracts existing and binding on the Company on the Closing Date, nothing in this Section 7.3 or elsewhere in this Agreement shall prevent Buyer from changing its compensation structure or employee benefit programs with respect to Affected Employees or obligate Buyer to provide any particular type or amount of compensation or benefits to any Affected Employees, or shall be construed and resulting in any Affected Employee being employed other than on an “at will” basis or as obligating Buyer to employ any Affected Employee for any length of time following the Closing Date.  Upon the termination of employment of any of the Affected Employees following the Closing Date, the Company will be liable for any and all severance obligations in effect on or after the Closing Date.

(b)           From the Closing Date until December 31, 2013, Affected Employees shall be maintained on the employee benefit plans of the Company and/or the Subsidiaries, other than the Company’s 401(k) plan as set forth in Section 7.3(d), below.  Beginning as of January 1, 2014, Buyer shall provide, or cause its Affiliates to provide, the Affected Employees with the opportunity to participate in employee benefit plans which are substantially comparable in the aggregate to the Benefit Plans and Arrangements in effect immediately prior to the Closing Date; provided, however, that the comparability of employee benefits provided or caused to be provided by Buyer and its Affiliates shall be determined without regard to, and neither Buyer nor any of its Affiliates shall have any obligation or liability whatsoever to provide, (i) equity-based benefits provided by the Company or any Subsidiary, or (ii) any retention or transaction bonus or severance compensation or benefits of any kind.  To the extent any such benefits are provided pursuant to employee benefit plans of the Buyer or its Affiliate (the “Buyer Benefit Plans”),  Buyer shall (A) cause the Affected Employees and their eligible dependents to be covered under such Buyer Benefit Plans without a waiting period and without regard to any pre-existing condition, (B) provide Affected Employees with credit for any co-insurance payments and deductibles made during the plan year in which the Closing Date occurs for the purposes of satisfying any applicable deductible, out of pocket, or similar requirements under such Buyer Benefit Plans, and (C) credit Affected Employees with their service with the Company or a Subsidiary, as the case may be, for purposes of eligibility and vesting but not for purposes of benefit accruals with respect to Buyer Benefit Plans.

(c)           Without limiting the generality of Section 12.13, this Section 7.3 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.3, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.3 and no provision of this Section 7.3 will create any third party beneficiary rights in any current or former employee, officer, director or individual independent contractor of the Company or any Subsidiary in respect of continued employment (or resumed employment) or service or any other matter.

(d)           Notwithstanding anything in this Agreement to the contrary, the Company will terminate its 401(k) plan prior to Closing and Seller will retain any Losses or liabilities arising out of the operation or termination of the Company’s 401(k) plan.  Buyer agrees to assume responsibility for the administrative aspects associated with the post-termination and winding up of the Company 401(k) plan, but Seller and Buyer expressly agree that Buyer shall not assume any liabilities or Losses arising out of or relating to the Company 401(k) plan.

7.4          Limitations on Pre-Closing Cash Distribution by Company.  Seller agrees that any cash distributions made by Company or its Subsidiaries to Seller prior to Closing must be net of all outstanding checks issued by Company or its Subsidiaries prior to Closing.  Seller further agrees to cause the Company to bring all past-due accounts and accrued liabilities current prior to the making of any cash distributions out of Company; provided, however, where a vendor provides services or products to Company or its Subsidiaries and Buyer use the same vendor, Seller shall not be required to bring any such accounts or accrued liabilities more current than the terms extended by such vendor to Buyer.

7.5          Legal Responsibility for Acquisition Transaction Liabilities and Obligations.  Seller shall assume and retain, and none of the Company or its Subsidiaries shall be responsible for, any legal obligations or liabilities owed to the selling shareholders of SunCrest Healthcare, Inc. arising out of or relating to the acquisition of SunCrest Healthcare, Inc. by Seller and the Company.

7.6          Retention By Seller of Certain Liabilities and Obligations.  Seller shall retain and be responsible for, and none of the Company or its Subsidiaries shall be legally responsible for: (i) any change in control, severance and related payments due to John W. Dant, III, Scott Mahosky, Don Borchert or Jason Crenshaw; and (ii) obligations or liabilities, if any, to current or past equity holders of Seller, Company or its Subsidiaries, including without limitation, recorded or unrecorded management fees and transaction bonuses.

7.7          Replacement of Letters of Credit.  The Company and Subsidiaries have obtained the  letters of credit identified in Section 4.17(a)(iii) items (6), (7) and (8) of the Disclosure Schedule from the issuers (the “LC Issuers” ) described in such items (the  “Letters of Credit”).  The Letters of Credit and related obligations are guaranteed by Seller and its Affiliates.  Buyer hereby agrees to cause the Company or one or more of the Company’ s Affiliates to provide a replacement letter of credit to the beneficiary of each such Letter of Credit and to cause each such beneficiary to deliver the original of each applicable Letter of Credit to the applicable LC Issuer for cancellation on or prior to the Closing, and Seller and the Company hereby agree to cooperate in all reasonable respects with Buyer in connection therewith.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are subject to the satisfaction or waiver, in Buyer’s discretion, of each of the following conditions on or prior to the Closing Date:

8.1          No Misrepresentation or Breach of Warranties.

(a)           The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (other than to the extent that the representation or warranty is expressly limited by its terms to another date, in which case the representation or warranty shall have been true and correct on that date), except for inaccuracies of representations and warranties the circumstances giving rise to which would not constitute a Material Adverse Effect.

(b)          Buyer shall have received a certificate signed by an authorized officer of Seller, in such capacity, certifying that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied.

8.2          Performance of Obligations.  Each of Seller and the Company shall have performed, in all material respects, all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed by an authorized officer of the Company or Seller, as the case may be, in such capacity, certifying to such effect with respect to the Company or Seller, as the case may be.

8.3          No Material Adverse Effect.  No event or events shall have occurred which, individually or in the aggregate, constitutes a Material Adverse Effect.

8.4          No Restraint.  The waiting period under the HSR Act shall have expired or been terminated, and no Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or order, writ, judgment, injunction, decree, stipulation, determination or award (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting any transaction contemplated by this Agreement.  No Proceeding shall have been instituted or threatened by or before a Governmental Body which seeks to enjoin, restrain, prohibit, materially delay or obtain damages in respect of any of the transactions contemplated by this Agreement, or which would reasonably be expected to prevent or make illegal any of the transactions contemplated by this Agreement.

8.5          Governmental Approvals.  All authorizations, consents, approvals, orders and waivers of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Law, shall have been obtained, including without limitation, those set forth on Section 8.5 of the Disclosure Schedule, other than those as to which the failure to possess would not constitute a Material Adverse Effect.

8.6.         Third-Party Consents and Termination of Liens.  Seller shall have obtained all third-party consents and approvals, and the customary pay-off letters or evidence of termination with respect to Indebtedness and other liabilities for which there are UCC liens recorded, in each case as set forth in Section 8.6 of the Disclosure Schedule.

8.7          Seller Ancillary Agreements.  Seller shall have executed and delivered each of the Seller Ancillary Agreements to which it is a party.

8.8          Waiver of Closing Conditions.  Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions.  To the extent that at the Closing, Seller or the Company delivers to Buyer a written notice specifying in reasonable detail the failure of any of the conditions in Sections 8.2 through 8.7, above, and nevertheless Buyer proceeds with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against Seller and the Company with respect to the facts or matters disclosed in the notice, unless such facts or matters disclosed also constitute a breach of any representation or warranty of Seller or the Company.   Notwithstanding the foregoing, no claim of any Buyer Group Member under Section 10.1(a) shall be diminished or otherwise affected by any such notice, any amendment or update to the Disclosure Schedules or any other disclosure made to any Buyer Group Member after the date hereof.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are subject to the satisfaction or waiver, in Seller’s discretion, of each of the following conditions on or prior to the Closing Date:

9.1          No Misrepresentation or Breach of Warranties.

(a)           The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (other than to the extent that the representation or warranty is expressly limited by its terms to another date, in which case the representation or warranty shall have been true and correct on that date), except where the failure to be so true and correct  (without regard to any materiality qualifiers therein) would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b)          Seller shall have received a certificate signed by an authorized officer of Buyer, in such capacity, certifying that the conditions set forth in Sections 9.1(a) and 9.1(b) have been satisfied.

9.2          Performance of Obligations.  Buyer shall have performed, in all material respects, all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Buyer, in such capacity, certifying to such effect.

9.3          No Restraint.  The waiting period under the HSR Act shall have expired or been terminated, and no Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or order, writ, judgment, injunction, decree, stipulation, determination or award (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting any transaction contemplated by this Agreement.  No Proceeding shall have been instituted or threatened by or before a Governmental Body which seeks to enjoin, restrain, prohibit, materially delay or obtain damages in respect of any of the transactions contemplated by this Agreement, or which would reasonably be expected to prevent or make illegal any of the transactions contemplated by this Agreement.

9.4          Governmental Approvals.  All authorizations, consents, approvals, orders and waivers of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Law shall have been obtained.

9.5          Buyer Ancillary Agreements.  Buyer shall have executed and delivered each of the Buyer Ancillary Agreements to which it or a Buyer Affiliate is a party.  For purposes of the delivery of the Note to Seller, Company and the Subsidiaries shall be considered Buyer Affiliates.

9.6          Waiver of Closing Conditions.  Notwithstanding the failure of any one or more of the foregoing conditions, Seller may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.  To the extent that at the Closing, Buyer delivers to Seller a written notice specifying in reasonable detail the failure of any of the conditions in Sections 9.2 through 9.5, above, and nevertheless Seller proceeds with the Closing, Seller shall be deemed to have waived for all purposes any rights or remedies it may have against Buyer with respect to the facts or matters disclosed in the notice, unless such facts or matters disclosed also constitute a breach of any representation or warranty of Buyer.

ARTICLE X

INDEMNIFICATION

Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable Law, no Party hereto shall be liable to any other Person, either in contract or in tort, for any consequential, indirect, special or punitive damages of such other Person, whether or not the possibility of such damages has been disclosed to the other Person in advance or could have been reasonably foreseen by such other Person, unless such damages or costs are incurred with respect to third party claims brought against the Buyer, the Company or a Subsidiary.  Subject to the limitations and other provisions of this

Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, however, Seller Fundamental Representations and Buyer Fundamental Representations shall survive the Closing for a period equal to the greater of 18 months from the Closing Date or the applicable statute of limitations for the underlying action plus 60 days.

10.1        Indemnification by Seller.

(a)           From and after the Closing, subject to the limitations in Sections 10.1(b) and (c), Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses incurred by such Buyer Group Member in connection with or arising from:

(i)            any breach of any warranty or the inaccuracy of any representation of Seller contained in Article IV of this Agreement;

(ii)           any breach by Seller or Company of, or failure by Seller or Company to perform, any of their respective covenants or obligations contained in this Agreement;

(iii)          any Taxes imposed upon or payable by the Company or any Subsidiary for any Taxable Period, or portion of any Straddle Period, ending on or prior to the Closing Date;

(iv)          workers compensation claims relating to the pre-Closing period, to the extent that those aggregate self-insured workers compensation claims  exceed the WC Reserve;

(v)           health insurance claims relating to the pre-Closing period, to the extent that those aggregate self-insured health insurance claims  exceed of the Self Insurance Reserve; and

(vi)          any settlement, adjustment, disallowance, overpayment, set off against future payments or reimbursements, or recoupment (collectively, an “Adjustment”), arising from or relating to (i) any cost report, claim or similar billing statement filed with any Government Program or Third Party Payor for any period ending on or before the Closing Date or for a billing period straddling the Closing Date, including any such cost report, claim or billing statement filed after the Closing Date for such prior periods (provided, for the avoidance of doubt, that Seller will not be liable for or indemnify any Buyer Group Member for an Adjustment to the extent such Adjustment relates to periods after the Closing), (ii) any demand for return of all or part of payments made in any period on or before the Closing Date by any Government Program or Third Party Payor, whether by the Government Program or Third Party Payor or a contractor (including any Medicare administrative contractor, Medicare program safeguard contractor, Medicare recovery audit contractor, or Medicaid recovery audit contractor) acting on behalf of a Government Program or Third Party Payor, (iii) medical malpractice claims relating to or arising out of the operation of the Business prior to the Closing Date, and (iv) all expenses (including reasonably attorneys’ fees) arising out of or relating to audits, investigations, assessments or claims by any Governmental Program or Third Party Payor or contractor acting on behalf of a Government Program or third Party Payor and relating to any period ending on or before the Closing Date or for a billing period straddling the Closing Date;

(vii)         actions arising out of or associated with the Grand Jury Subpoena served on SunCrest Healthcare of Middle TN, LLC or associated healthcare regulatory or compliance issues;

(viii)        any change in control, severance or related or similar obligations payable to Wally Dant, Scott Mahosky, Don Borchert or Jason Crenshaw;

(ix)          any claims made by, or obligations or liabilities to, current or past equity holders of Seller, the Company or its Subsidiaries;

(x)           the formation, operation or termination of any 401(k) plan sponsored by Seller, Company or any Subsidiary;

(xi)          any obligations or liabilities owed to the selling shareholders of SunCrest Healthcare, Inc. arising out of or relating to the acquisition of SunCrest Healthcare, Inc. by Seller and the Company;

(xii)         any broker, professional or similar fees and expenses arising out of or relating to the transactions contemplated by this Agreement;

(xiii)        any past-due accounts payable and accrued liabilities which were not brought current prior to the pre-Closing cash distribution and which were not included in the computation of Working Capital; and

(xiv)      the matters set forth on Section 10.1 of the Disclosure Schedule.

For purposes of calculating the amount of any Losses incurred, arising out of or relating to a claim made pursuant to this Section 10.1(a), no effect shall be given to any materiality or Material Adverse Effect qualification provided in any representation, warranty or covenant of the Company or Seller.

(b)           Notwithstanding the foregoing, Seller shall only be required to indemnify a Buyer Group Member for Losses incurred by such Buyer Group Member under Section 10.1(a) to the extent that:

(i)            any particular Loss equals or exceeds Five Thousand Dollars ($5,000.00);

(ii)           the aggregate amount of Losses exceed $400,000 (the “Deductible”) (It being understood that Seller shall bear no indemnification responsibility for the Deductible, but the Deductible shall not apply to (A) claims for fraud, claims for breach of the representations and warranties in Sections 4.2 ((Authorization, Validity and Effect of Agreement), 4.4 (Title to Shares), 4.5 (Capitalization), 4.6 (Subsidiaries), 4.10 (Taxes), 4.18 (Employee Benefits), 4.22 (No Brokers) or 4.25 (Worker’s Compensation), and (C) claims made pursuant to any of Sections 10.1(a) (ii) through (xiv)  (other than a claim for a breach of Section 6.3 hereof which claims shall be subject to the Deductible)); and

(iii)          subject to the terms of the Escrow Agreement and the Note, the aggregate amount required payable by Seller for claims made pursuant to Section 10.1(a) shall not exceed the amount of $5,000,000 (the “Cap”), except for claims arising out of a breach of the Seller Fundamental Representations or fraud, which shall not exceed the Purchase Price. Notwithstanding the foregoing, any set-off of proceeds owed by Company to Seller pursuant to the Note shall not apply towards the Cap.

(c)           The indemnification provided for in Section 10.1(a) shall terminate 18 months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 10.1(a) thereafter), except for indemnification claims arising out of a breach of Seller Fundamental Representations or Section 10.1(a)(ix), which shall terminate at the later of (i) 18 months after the Closing Date, or (ii) the statute of limitations for the underlying claim plus 60 days.  Notwithstanding the foregoing, the indemnification by Seller shall continue as to any Losses of which any Buyer Group Member has validly given a Claim Notice to the Seller Representative in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1(c), as to which the obligation of Seller shall continue solely with respect to the specific matters in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article X, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses that are payable with respect to such Claim Notice in accordance with this Article X.

10.2        Indemnification by Buyer.

(a)           Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses incurred by such Seller Group Member in connection with or arising from:

(i)            any breach of any warranty or the inaccuracy of any representation of Buyer contained in Article V;

(ii)           any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement;

(iii)          any Taxes (or the nonpayment thereof) of the Company or Buyer for any Taxable Period, or portion thereof, ending on or after the Closing Date; and

(iv)          any Taxes described in Section 7.1(a) hereof.

(b)           Notwithstanding the foregoing, Buyer shall only be required to indemnify a Seller Group Member for Losses incurred by such Seller Group Member under Section 10.2(a) to the extent that:

(i)            any particular Loss equals or exceeds Five Thousand Dollars ($5,000.00);

(ii)           the aggregate amount of Losses exceed the Deductible (It being understood that Buyer shall bear no indemnification responsibility for the Deductible, but the Deductible shall not apply to (A) claims for fraud, claims for breach of the representations and warranties in Sections 5.1 (Organization), 5.2 (Authorization, Validity and Effect of Agreement), 5.3 (No Conflicts) and 5.8 (No Brokers), and (C) claims made pursuant to Section 10.2(a) (ii) or (iii)); and

(iii)          the aggregate amount required payable by Buyer for claims made pursuant to Section 10.2(a) shall not exceed the Cap, except for claims arising out of a breach of the Buyer Fundamental Representations or fraud, which shall not exceed the Purchase Price.

(c)           The indemnification provided for in Section 10.2(a) shall terminate 18 months after the Closing Date (and no claims shall be made by Seller Group Member under Section 10.2(a) thereafter), except for indemnification claims arising out of a breach of Seller Fundamental Representations, which shall terminate at the later of (i) 18 months after the Closing Date, or (ii) the statute of limitations for the underlying claim plus 60 days.  The indemnification by Buyer shall continue as to any Losses of which Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 10.4 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2(c), as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article X, and Buyer shall have reimbursed such Seller Group Member for the full amount of such Losses that are payable with respect to such Claim Notice in accordance with this Article X.

10.3        Notice of Claims.  Any Party hereto seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.

10.4        Resolution of Indemnifiable Claims.  After the giving of any Claim Notice pursuant to Section 10.3, the amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree, or (iv) as otherwise provided in the Escrow Agreement.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  Except as provided in the Escrow Agreement, the Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it.

10.5        Third Party Claims.

(a)           Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person (a “Third Party Claim”) against the Indemnified Party shall notify the Indemnitor in writing, and in reasonable detail, of the Third Party Claim within five Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim.  Thereafter, the Indemnified Party shall deliver to the Indemnitor, within seven Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the Third Party Claim.  Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall refer to the provision of this Agreement upon which such claim is based and describe in reasonable detail the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim.  The failure to give notice as provided in this Section 10.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b)           The Indemnitor shall have thirty (30) days after receipt of the Indemnified Party’s notice of a given Third-Party Claim to elect, at its option, to assume the defense of any such Third Party Claim, in which case: (i) the attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs incurred by the Indemnitor in connection with defending such Third Party Claim shall be payable by such Indemnitor; (ii) the Indemnified Party shall not be entitled to be indemnified for any costs or expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim; (iii) the Indemnified Party shall be entitled to monitor such defense at its expense; (iv) the Indemnified Party shall make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of its Subsidiaries or other Affiliates and that the Indemnitor considers reasonably necessary or desirable for the defense of such Third Party Claim; (v) the Indemnified Party shall execute such documents and take such other actions as the Indemnitor may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third Party Claim; (vi) the Indemnified Party shall otherwise fully cooperate as reasonably requested by the Indemnitor in the defense of such Third Party Claim; (vii) the Indemnified Party shall not admit any liability with respect to such Third Party Claim; and (viii) the Indemnitor shall not enter into any agreement providing for the settlement or compromise of such Third Party Claim or consent to the entry of a judgment with respect to such Third Party Claim without the prior written consent of Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement agreement imposes on the Indemnified Party or any of its Subsidiaries or other Affiliates any obligation other than an obligation to pay monetary damages in an amount less than the aggregate cash amount remaining of the Escrowed Funds; provided that, if in the reasonable opinion of counsel for the Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnified Party, then the reasonable cost of one counsel for all of the Indemnified Party shall be borne by the Indemnitor.  If the Indemnitor elects not to defend such Third Party Claim, then (x) the Indemnified Party shall diligently defend such Third Party Claim, and (y) the Indemnified

Party shall have no right to seek indemnification under this Article X in respect of such Third Party Claim for any agreement providing for the settlement or compromise of such Third Party Claim or the consent to the entry of a judgment with respect to such Third Party Claim entered into without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that except as otherwise set forth in this Agreement, in no event shall the maximum aggregate liability of Seller for indemnification claims payable by the Seller hereunder exceed the Escrowed Funds.

10.6        Determination of Indemnification Amounts.

(a)           The amount of any and all Losses under this Article X shall be determined net of (i) any Tax benefits actually realized by any party seeking indemnification hereunder arising from the deductibility of any such Losses, and (ii) any amount actually recovered by the Indemnified Party under insurance policies; provided, however, no Party shall be required to collect under any insurance policy prior to seeking and obtaining indemnification under this Article X, but such Party shall be required to (A) make a claim for insurance coverage, (B) use commercially reasonable efforts to collect on such insurance coverage, and (C) pay any such insurance benefit proceeds received by such Party to the Indemnitor.  Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(b)           Any indemnification payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.  Any Losses payable by Buyer pursuant to this Article X shall be payable to the Indemnified Party by wire transfer of immediately available funds.

(c)           In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(d)           If a Party is conducting any defense against a third party claim for which a Buyer Group Member or Seller Group Member has sought indemnification pursuant to Sections 10.1 or 10.2, expenses incurred such Party in connection therewith, including legal costs and expenses, shall constitute Losses for purposes of determining the maximum aggregate amount to be paid by indemnifying Party pursuant to Sections 10.1 or 10.2.

(e)           Each of the Parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(f)            Buyer shall have no right to indemnification pursuant to this Article X with respect to any Loss or alleged Loss if Buyer shall have received a reduction in the Purchase Price with respect thereto pursuant to Section 2.3.

(g)           This Article X is subject to the terms of the Escrow Agreement.  If a conflict exists between the terms of this Agreement and those of the Escrow Agreement, the terms of the Escrow Agreement shall govern.

10.7        Exclusive Remedy.  Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy against Seller with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article X.  Notwithstanding any provision of this Agreement to the contrary, any and all indemnification amounts to be paid by Seller shall be satisfied solely by amounts available in the Escrow Funds and paid pursuant to the terms of the Escrow Agreement.  Nothing in this Section 10.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to this Agreement or to seek any remedy on account of fraud by any party to this Agreement.

ARTICLE XI

TERMINATION

11.1        Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)           by the mutual written consent of Buyer and the Seller Representative;

(b)           by Buyer (but only so long as Buyer is not in material breach of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of Seller or the Company, which breach would result in the failure of one or more of the conditions to Closing set forth in Article VIII, and which failure or breach is not cured within 30 days after Buyer has notified the Seller Representative of its intention to terminate this Agreement pursuant to this subsection (b);

(c)           by the Seller Representative (but only so long as Seller and the Company are not in material breach of any of their respective obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of Buyer, which breach would result in the failure of one or more of the conditions to Closing set forth in Article IX, and which failure or breach is not cured within thirty (30) days after the Seller Representative has notified Buyer of its intention to terminate this Agreement pursuant to this subsection (c);

(d)           by either the Seller Representative or Buyer in the event any Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or order, writ, judgment, injunction, decree, stipulation, determination or award that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting any transaction contemplated by this Agreement; or

(e)           by either the Seller Representative or Buyer if the Closing shall not have occurred on or before December 31, 2013; provided, however, that no termination may be made under this Section 11.1(e) by a Party if the failure to close on or prior to such date shall be caused by the action or inaction of such Party.

11.2        Notice of Termination.  Any Party desiring to terminate this Agreement pursuant to Section 11.1 shall give prior written notice of such termination to the other Parties to this Agreement.

11.3        Effect of Termination.  If this Agreement shall be terminated pursuant to this Article XI, all further obligations of the Parties under this Agreement (other than Sections 7.2, 12.1 and 12.7) shall be terminated without further liability of any Party to the other; provided, however, that nothing herein shall: (i) relieve a Seller from liability for his/her/its willful breach of this Agreement; (ii) impair the right of Seller to compel specific performance by Buyer of its obligations under this Agreement or (iii) impair the right of Seller to pursue any and all damages from Buyer, including and in addition to Losses, suffered by Seller resulting from any breach of the Agreement by Buyer.  The Parties hereby acknowledge and agree that Buyer’s failure or refusal to close the transaction contemplated by this Agreement in violation of this Agreement would cause Seller to suffer irreparable damages for which there is no adequate remedy at

Law.  Accordingly, Buyer agrees that, in addition to any other remedies, Seller shall be entitled to enforce the terms of this Agreement by decrees of specific performance without the necessity of proving actual damages or posting bond.

ARTICLE XII

GENERAL PROVISIONS

12.1        No Public Announcement.  Except as may otherwise be mutually agreed to by the Parties, (i) no Party shall make, or cause or permit to be made by any of such Party’s Affiliates, any press release, public announcement or announcement to any third party or otherwise communicate with any news media or any third party in respect of this Agreement or the transactions contemplated by this Agreement, and (ii) copies of this Agreement shall not be publicly filed or otherwise made available to the public, except, in each case, where such disclosure, availability or filing is required by applicable Laws or the rules and regulations of any national securities exchange, and then only to the extent so required and after consultation with the other Parties. In the event that such disclosure, availability or filing is required by applicable Laws or the rules and regulations of any national securities exchange, each Party agrees to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement (or the equivalent treatment by any applicable Governmental Body) and to redact such terms of this Agreement as the other party hereto shall request and shall cooperate with the non-disclosing party with respect to the substance and scope of any such disclosure.

12.2        Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by telecopier, by reputable overnight courier (costs prepaid), or by U.S. registered or certified mail (return receipt requested and postage prepaid), and shall be deemed given or made when delivered personally, the Business Day sent (or next Business Day if not sent on a Business Day or not sent during normal business hours of the recipient) if sent by telecopier with receipt confirmation, one Business Day after delivery to the overnight courier for next business day delivery, and three Business Days after being sent by registered or certified mail, at the following address:

If to Buyer or Buyer Parent, to:

c/o Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

Attn:  President

Facsimile:  (502) 891-8067

With a copy (which shall not constitute notice) to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202-3363

Attn: Scott W. Dolson

Email:  sdolson@fbtlaw.com

Facsimile: (502) 581-1087

If to the Company, to:

OMNI Home Health Holdings, Inc.

3010 Old Hillsboro Road

Franklin, Tennessee 37064

with a copy (which shall not constitute notice) to:

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

Attention:  E. Brent Hill, Esq.

Facsimile: (615) 244-6804

If to the Seller c/o the Seller Representative, to:

John W. Dant, III

3010 Old Hillsboro Road

Franklin, Tennessee 37064

with a copy (which shall not constitute notice) to:

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

Attention:  E. Brent Hill, Esq.

Facsimile: (615) 244-6804

or to such other address as such Party may indicate by a notice given to the other Parties at least five Business Days in advance in accordance with this Section 12.2.

12.3        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party to this Agreement may assign its rights by operation of law or otherwise or delegate its obligations under this Agreement (other than the pledge of this Agreement and the Seller’s rights hereunder to the Seller’s lenders and any assignment arising as a result of such lenders exercising their rights as lenders) without the express prior written consent of, in the case of an assignment by Buyer, the Seller Representative, and, in the case of Seller or the Company, the Buyer; provided, that any such assignment in accordance with this Section 12.3 shall not relieve the assigning Party of any of its obligations hereunder.  Notwithstanding the foregoing, to secure the payment and performance of the certain obligations, the Seller, pursuant to the terms of a certain Guaranty and Security Agreement in favor of General Electric Capital Corporation, as agent (in such capacity, the “Agent”), has, among other things, irrevocably granted to Agent, for itself and certain secured parties, a lien on and security interest in all of the Seller’s rights, title and interest in and to this Agreement and any related documentation including without limitation, the right to collect all amounts due hereunder or thereunder. Buyer hereby consents to such lien and grant of security interest and any irrevocable power of attorney granted by the Seller to Agent, for itself and the secured parties, to (i) perform any act, execute any documents or otherwise to take any action with respect to the advances evidenced by this Agreement and (ii) demand, receive and enforce all of the Seller’s lender’s rights, powers and remedies with respect to this Agreement and any related documentation, including without limitation, Agent’s right to receive directly (or as it otherwise directs) any and all payments to be made to Seller under this Agreement.

12.4        Entire Agreement; Amendments.  This Agreement, the Exhibits and Disclosure Schedule referred to herein, the documents delivered pursuant hereto (including, without limitation, the Seller Ancillary Agreements and the Buyer Ancillary Agreements), the Escrow Agreement and the Confidentiality Agreement contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the Parties.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Buyer, the Company and the Seller Representative.

12.5        Disclosure Schedule.

(a)           Any matter, fact or item disclosed in any section of the Disclosure Schedule shall be considered disclosed with respect to such other paragraph or Section of the Disclosure Schedule or this Agreement, as the case may be.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any section of the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any section of the Disclosure Schedule is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any section of the Disclosure Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any section of the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.

(b)           The representations, warranties, covenants and agreements of the Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of Buyer’s Representatives) or by reason of any facts or circumstances that Buyer or any of Buyer’s Representatives knew or should have known

12.6        Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by such Party or an authorized representative of such Party.  The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.7        Expenses.  Except as expressly set forth herein, each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

12.8        Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Laws, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.9        Execution in Counterparts.  This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties.  A facsimile copy of a signature page shall be deemed to be an original signature page.  This Agreement shall become binding when one or more counterparts have been signed by each of the Parties and delivered to Seller, the Company and Buyer.

12.10      Further Assurances.  Subject to Section 6.2, upon the terms and subject to the conditions herein, each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Seller Ancillary Agreements or the Buyer Ancillary Agreements, as applicable, including: (i) the satisfaction of the conditions precedent to the obligations of any of the Parties; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions as the other Party hereto may reasonably require in order to carry out the intent of this Agreement.

12.11      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without regard to the conflicts of law principles thereof).  Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States federal courts located in Delaware, or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the state courts of Delaware.  Each of the parties hereby (i) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby and waives the defense of sovereign immunity, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (iii) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any Delaware state or federal court sitting in Wilmington, Delaware.

(b)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.12      Seller Representative.

(a)           Seller hereby irrevocably appoints John W. Dant, III as its true and lawful attorney-in-fact and agent (the “Seller Representative”), each with full power of substitution or resubstitution, to act solely and exclusively on behalf of Seller with respect to the transactions contemplated hereby in accordance with the terms and provisions of this Agreement, and to act on behalf of Seller in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby, including the power:

(i)            to act for Seller with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of Seller, and to transact matters of litigation;

(ii)           to execute and deliver all documents, including any notice, instrument, agreement or other document, in connection with the transactions contemplated hereby or amendments thereto that the Seller Representative deem necessary or appropriate;

(iii)          to receive funds, make payments of funds and give receipts for funds;

(iv)          to receive funds for the payment of expenses of Seller and apply such funds in payment for such expenses;

(v)           to do or refrain from doing any further act or deed on behalf of Seller that the Seller Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as Seller could do if its representatives or officers were personally present; and

(vi)          to receive service of process in connection with any claims under this Agreement.

(b)           Any action taken by the Seller Representative must be in writing and must be signed by the Seller Representative.  All notices required to be made or delivered by Buyer to the Seller described above in this Section 12.12 shall be made to the Seller Representative for the benefit of Seller and shall discharge in full all notice requirements of Buyer to Seller with respect thereto.  By their appointment of the Seller Representative, Seller hereby confirms all that the Seller Representative shall do or cause to be done by virtue of his appointment as the representative of the Seller hereunder.  The Seller Representative shall act for the Seller on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Seller and consistent with the obligations of the Seller under this Agreement, but the Seller Representative shall not be responsible to Seller for any damages that the Seller may suffer by the performance of the Seller Representative’s duties under this Agreement, other than damages arising from willful violation of applicable Law or gross negligence in the performance of such duties under this Agreement.  The Seller Representative, in its capacity as the Seller Representative, shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties or liabilities shall be read into this Agreement or shall otherwise exist against the Seller Representative.

(c)           The Seller Representative may (i) resign at any time after providing advance written notice of such resignation to Buyer and Seller and (ii) be removed at any time at the election of Seller after providing advance written notice to the Seller Representative and Buyer. In the event the Seller Representative dies, becomes legally incapacitated,  resigns or is removed from his position as Seller Representative, then Seller will select a replacement Seller Representative, which replacement Seller Representative shall be deemed to be the Seller Representative for all purposes of this Agreement.

(d)           The Seller Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by the Company, Seller or Buyer or any other evidence deemed by the Seller Representative to be reliable, and the Seller Representative shall be entitled to act on the advice of counsel selected by them.  The Seller Representative shall be fully justified in failing or refusing to take any action under this Agreement unless he shall have received such advice or concurrence of Seller as he deems appropriate or he shall have been expressly indemnified to his satisfaction by the Seller against any and all liability and expense that the Seller Representative may incur by reason of taking or continuing to take any such action.  The Seller Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of the Seller, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon the Seller.

(e)           The Seller Representative shall treat confidentially and not disclose any nonpublic information from or about Buyer, the Company or any Subsidiaries (including any information relating to the transactions contemplated by this Agreement, the Seller Ancillary Agreements and Buyer Ancillary Agreements).

12.13      No Third-Party Beneficiaries.  Except as provided in Section 12.15, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.14      Parent Guaranty.  Buyer Parent hereby guarantees, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by Buyer Parent, the full and faithful performance by Buyer of Buyer’s obligations pursuant to this Agreement and the Buyer Ancillary Agreements (the “Guaranteed Obligations”).  It is understood and agreed by Buyer Parent that its obligations pursuant to this Section 12.14 constitute a guaranty of payment and performance of the Guaranteed Obligations and, subject the rights and defenses (other than bankruptcy) of Buyer under this Agreement, may be enforced directly against Buyer Parent as a primary obligation of Buyer Parent, and that any waiver by the Seller of any of the terms, provisions or conditions of this Agreement or any amendment or modification of this Agreement, or the granting of indulgences or extension of time to Buyer, may be made and done from time to time without notice to Buyer Parent, and Buyer Parent’s obligations under this Section 12.14 will continue subject to such waiver, amendment or modification, indulgence or extension of time.  Buyer Parent’s obligations pursuant to this Section 12.14 shall survive for so long as the Guaranteed Obligations survive and shall survive any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization or arrangement of Buyer or Buyer Parent.  Buyer Parent represents and warrants to Seller that (i) Buyer Parent has full corporate power, legal capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance by Buyer Parent of its obligations under this Agreement has been duly and validly authorized by all necessary corporate action; and (iii) this Agreement has been duly executed and delivered by Buyer Parent and constitutes (assuming the valid authorization, execution and delivery of this Agreement by Seller) the legal, valid and binding obligation of Buyer Parent, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

12.15      Directors’ and Officers’ Indemnification and Insurance.

(a)           In the event of any threatened or actual Proceeding, in which any Person who is now, or has been at any time prior to the Closing, a manager, director, officer or Affiliate of the Company or any of its Subsidiaries (the “Company Indemnified Persons”) is, or is threatened to be, made a Party thereto based in whole or in part on the fact that such Person is or was a manager, director, officer or Affiliate of the Company or any of its Subsidiaries, whether in any case asserted or arising before, on or after the Closing, the Company and its Subsidiaries shall, to the fullest extent permitted by Law, indemnify and hold harmless such Company Indemnified Persons from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Company Indemnified Persons to the fullest extent permitted by Law), judgments, fines and amounts paid in settlement incurred in connection with or arising out of such Proceeding.

(b)           Company Indemnified Persons shall notify the Company of the existence of a Proceeding for which such Company Indemnified Persons is entitled to indemnification hereunder as promptly as reasonably practicable after such Company Indemnified Person learns of such Proceeding; provided, that the failure to so notify shall not affect the obligations of the Company and its Subsidiaries under this Section 12.15 except to the extent such failure to notify actually prejudices the Company and its Subsidiaries.  The Company, at its expense, shall have the right to control the defense of the Proceeding with counsel selected by the Company and reasonably acceptable to the Company Indemnified Person.  The Company Indemnified Person and the Company and its Subsidiaries shall cooperate fully with each other in connection with the defense of any Proceeding.  No settlement of a Proceeding may be made by the Company or any Subsidiary without the Company Indemnified Person’s consent, except for a settlement which requires no more than a monetary payment for which the Company Indemnified Person is fully indemnified and which does not require the admission of liability.  No settlement of a Proceeding may be made by a Company Indemnified Person without the consent of the Company, unless such consent is unreasonably withheld, delayed or conditioned.

(c)           Seller shall purchase a so-called “tail” for directors’ and officers’ liability insurance, in each case covering Persons who are currently covered by such insurance on terms no less favorable than those in effect on the date hereof for a period of at least six (6) years after the Closing, and if the premium for such insurance is not paid prior to Closing, the full amount of the premium shall be paid out of the Purchase Price amount payable at Closing.

(d)           The provisions of this Section 12.15 are intended to be for the benefit of, and enforceable by, each Company Indemnified Person and such Company Indemnified Person’s estate, heirs and representatives.

(e)           The obligations of the Company and its Subsidiaries under this Section 12.15 shall continue in full force and effect for a period commencing as of the Closing and ending as of the later of (i) the six (6) year anniversary of the Closing and (ii) the date that all applicable statute of limitation periods have expired for any claim or claims for which a Company Indemnified Person may be entitled to indemnification under this Section 12.15; provided, that all rights to indemnification in respect of any claim for indemnification under this Section 12.15 asserted or made within such period shall continue until the final disposition of such claim. Notwithstanding anything in this Agreement to the contrary, the obligation of the Company and its Subsidiaries to indemnify the Company Indemnified Persons will be limited by and to the directors’ and officers’ liability insurance coverage maintained pursuant to Section 12.15(c).

12.16      Access to Records after Closing.  For a period of six years after the Closing Date, Seller and its respective representatives shall have reasonable access to all of the books and records of the Company and the Subsidiaries to the extent that such access may reasonably be required by Seller in connection with any legitimate matter relating to or affected by the operations of the Company and the Subsidiaries on or prior to the Closing Date.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Seller shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 12.16.  If Buyer, the Company or any Subsidiary shall desire to dispose of any of such books and records prior to the expiration of such 6-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

12.17      Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

OMNI HOME HEALTH HOLDINGS, INC.

By:	/s/ John W. Dant III
	Name:	John W. Dant III
	Title:	CEO

SELLER:

OMNI HOME HEALTH ACQUISITION, LLC

By:	/s/ John W. Dant III
	Name:	John W. Dant III
	Title:	CEO

NATIONAL HEALTH INDUSTRIES, INC.

By:	/s/ Todd Lyles
	Name:	Todd Lyles
	Title:	Sr. Vice President

ALMOST FAMILY, INC.

By:	/s/ Todd Lyles
	Name:	Todd Lyles
	Title:	Sr. Vice President

List of exhibits & schedules omitted but will be furnished supplementally to the Securities and Exchange Commission upon request:

Exhibit 1.1   Schedule of Permitted Encumbrances

Exhibit 1.1(b)   Schedule of Bonus Payments

Exhibit 2.2(a)  Form of Promissory Note in the principal amount of $1,500,000, to be made and issued by OMNI Home Health Holdings, Inc. to OMNI Home Health Acquisition, LLC

Exhibit 2.2(b) Form of Guaranty, to be made and issued by National Health Industries, Inc. to OMNI Home Health Acquisition, LLC

Exhibit 2.3  Schedule of Working Capital Adjustments

Exhibit 2.5  Form of Escrow Agreement, by and among National Health Industries, Inc., OMNI Home Health Acquisition, LLC and Bank of America, N.A.

Exhibit 3.2   Schedule of Current Liabilities

Exhibit 3.4(i)    Schedule of Indebtedness Released at Closing

Exhibit 3.4(l)  Form of Legal Opinion of Waller Lansden Dortch & Davis

Exhibit 8.6    Schedule of Third-Party Consents